UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OLD DOMINION FREIGHT LINE, INC.
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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way
Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. will be held Wednesday, May 17, 2017, at 10:00 a.m. Eastern Daylight Time, at our principal executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360, for the following purposes:

1.
To elect nine directors to our Board of Directors for one-year terms and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

5.	To transact such other business, if any, as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 9, 2017, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Ross H. Parr
Senior Vice President – Legal Affairs,
General Counsel and Secretary

Thomasville, North Carolina
April 17, 2017

If you do not intend to be present at the meeting, we ask that you vote your shares using a toll-free telephone number, the Internet or by signing, dating and returning the accompanying proxy card promptly so that your shares of common stock may be represented and voted at the Annual Meeting. Instructions regarding the different voting options that we provide are contained in the accompanying proxy statement.

OLD DOMINION FREIGHT LINE, INC.

Principal Executive Offices: 500 Old Dominion Way
Thomasville, North Carolina 27360
___________________

PROXY STATEMENT
___________________

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on May 17, 2017:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2016 Annual Report to Shareholders are available on our corporate website at www.odfl.com/company/proxy.shtml.
This proxy statement is first being sent to shareholders on or about April 17, 2017, in connection with the solicitation of proxies by and on behalf of the Board of Directors of Old Dominion Freight Line, Inc. for use at the Annual Meeting of Shareholders to be held at our principal executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360 on Wednesday, May 17, 2017, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof. If you need directions so you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

2017 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders
•	Time and Date	10:00 a.m., Wednesday, May 17, 2017
•	Place	Old Dominion’s principal executive offices
		500 Old Dominion Way
		Thomasville, North Carolina 27360
•	Record Date	March 9, 2017
•	Voting
Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on at the meeting.

•	Admission
If you decide to attend the meeting in person, upon your arrival you will need to register with our receptionist in the main lobby of our principal executive offices. See page 5 for further instructions.

Meeting Agenda/Proposals
		Board Vote	Page Reference
		Recommendation	(for more detail)

•	Election of nine directors	FOR ALL	10
•	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	47
•	Vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers	1 YEAR	49
•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017	FOR	49

Transact other business that properly comes before the meeting

Election of Directors

Our directors are elected annually for one-year terms, and each of the nominees currently is serving as a director of Old Dominion. The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

						Committees
Name	Age	Director	Occupation	Experience/	Independent	AC	CC	GNC
		Since		Qualification

Earl E. Congdon	86	1952	Executive Chairman of the Board of Directors, Old Dominion	Leadership, Industry, Operations, Strategy

David S. Congdon	60	1998	Vice Chairman of the Board of Directors and CEO, Old Dominion	Leadership, Industry, Operations, Strategy

John R. Congdon, Jr.	60	1998	Chairman of the Board of Directors, Old Dominion Truck Leasing, Inc. and Dominion Dedicated Logistics, Inc.	Leadership, Fleet Management, Logistics

Robert G. Culp, III	70	2003	Chairman of the Board of Directors, Culp, Inc.	Leadership, Global	X	X	C

Bradley R. Gabosch	65	2016	Private investor	Leadership, Accounting, Management	X	X		X

Patrick D. Hanley	72	2016	Private investor	Leadership, Accounting, Logistics	X	X	X

John D. Kasarda, Ph.D.	71	2008	Professor Emeritus and Director of Center for Air Commerce at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School; CEO of Aerotropolis Business Concepts LLC	Leadership, Economic Development, Logistics	X			C

Leo H. Suggs	77	2009	Private investor	Leadership, Logistics, Operations	X		X	X

D. Michael Wray	56	2008	President, Riverside Brick & Supply Company, Inc.	Leadership, Accounting, Management	X	C	X

AC - Audit Committee				GNC - Governance and Nomination Committee

CC - Compensation Committee				C - Committee Chair

Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board believes that our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our shareholders.

Fiscal 2016 Executive Compensation Elements

Type	Form	General Purpose and Terms

Cash	Base Salary	Retention component that is reviewed annually and adjusted as needed, and executives are generally eligible for an annual increase.

Non-Equity Performance Incentive Plan ("PIP")
Motivates and rewards performance by linking a significant portion of compensation to profitability. Earned monthly based upon a fixed percentage, or participation factor, of our pre-tax income. No payment unless pre-tax income exceeds a required minimum performance threshold.

Equity-based	Restricted Stock
Aligns executive compensation with Company performance and shareholder value. Any shares earned generally vest in increments of 33% per year on the anniversary of the grant date, subject to continued service requirements.

Other Employee Benefits	401(k) Plan	Retirement plan with Company match; executive officers receive the same benefit as all employees.

	Nonqualified Deferred Compensation Plan	Supplemental retirement benefit; can defer significant percentages of annual base salary and monthly non-equity performance-based incentive compensation.

Fiscal 2016 Compensation Decisions

The principal factors in the Compensation Committee’s executive compensation decisions for 2016 were our financial performance, the relationship of executive compensation to our pre-tax income, the amount of compensation that is performance-based, and the review and analysis conducted by its independent compensation consultant, Pearl Meyer. Based on our strong financial results during 2016 and the outlook for 2017, the Compensation Committee approved a 3.0% increase in the base salaries for our named executive officers effective in January 2017. While we were able to control a significant portion of our variable costs in 2016, we were unable to overcome lower than expected revenue growth and cost increases in our salaries and wages and depreciation. In keeping with our philosophy of pay-for-performance, PIP payouts to most of our officers, including our named executive officers, in 2016 were generally less than the PIP payouts in 2015, consistent with the year-over-year decline in our pre-tax income.

We believe our compensation program aligns executive compensation with both our business objectives and the interests of our shareholders, as demonstrated by the shareholder feedback received during our outreach efforts in 2016.

Fiscal 2016 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers, to whom we refer to collectively as our named executive officers, for the fiscal year ended December 31, 2016.

			Non-Equity
		Stock	Incentive Plan	All Other	Total
	Salary	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)	($)	($)

Earl E. Congdon	594,313	341,056	4,966,908	93,614	5,995,891
Executive Chairman of the Board

David S. Congdon	594,313	341,056	4,966,908	115,986	6,018,263
Vice Chairman of the Board and Chief Executive Officer

Greg C. Gantt	541,993	311,004	1,910,349	19,217	2,782,563
President and Chief Operating Officer

Adam N. Satterfield	246,791	131,333	955,175	29,666	1,362,965
Senior Vice President – Finance, Chief Financial Officer and Assistant Secretary

Kevin M. Freeman	272,005	156,205	955,175	28,539	1,411,924
Senior Vice President – Sales

Vote, on an Advisory Basis, on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

We are once again providing our shareholders with the opportunity to recommend, on an advisory basis, whether the advisory vote on the compensation of our named executive officers should be held every one year, two years or three years.

Ratification of the Appointment of our Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

2018 Annual Meeting

•			Shareholder proposals submitted pursuant to Securities and Exchange Commission ("SEC") Rule 14a-8 must be received by us by December 18, 2017.

•			Notice of shareholder proposals outside of SEC Rule 14a-8 must be received by us no earlier than November 18, 2017 and no later than December 18, 2017.

GENERAL INFORMATION

The accompanying proxy is solicited by and on behalf of our Board of Directors (the "Board"), and the entire cost of such solicitation will be borne by us. This solicitation is being made by mail and may also be made in person or by fax, telephone, or Internet by our officers or employees. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in connection therewith.

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner's name through our transfer agent may vote by either: (i) completing the enclosed proxy card and mailing it in the postage-paid envelope provided; (ii) voting over the Internet by accessing the website identified on the proxy card and following the on-line instructions; or (iii) calling the toll-free telephone number identified on the proxy card. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Tuesday, May 16, 2017.

For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you should receive a voting instruction form from that institution in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. Many banks and brokerage firms participate in Broadridge Financial Solutions, Inc.'s online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Broadridge Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Tuesday, May 16, 2017. The Broadridge Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in accordance with the instructions provided to you.

If you decide to attend the meeting in person, upon your arrival you will need to register with our receptionist in the main lobby of our principal executive offices at 500 Old Dominion Way, Thomasville, North Carolina 27360. Please be sure to have your state or government issued photo identification with you at the time of registration. After a determination that you are a registered holder of Old Dominion common stock as of the record date, you will be allowed to access the meeting room and attend our Annual Meeting. If you are not a registered shareholder but beneficially own shares of our common stock as of the record date, please be sure that you bring your state or government issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of our common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the meeting) to present to us at the time of registration.

The Board of Directors has fixed March 9, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 9, 2017, there were 82,466,236 outstanding shares of our common stock, each entitled to one vote. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the applicable rules governing such brokers, the proposal to ratify the appointment of our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote using their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items because the brokers are not entitled to vote such uninstructed shares. All proposals in this proxy statement, with the exception of the proposal to ratify the appointment of our independent registered public accounting firm, are considered “non-discretionary,” which means that brokers cannot vote your uninstructed shares when they do not receive voting instructions from you.

The voting options for each proposal presented in this proxy statement, as well as the vote required to approve each proposal at the Annual Meeting, are as follows:

Proposal 1 - Election of Directors: With respect to this proposal, you may cast your vote “for all,” “withhold all” or “for all except” with respect to the director nominees. Assuming the existence of a quorum, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers: With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote “for,” “against,” or “abstain” from voting. For this non-binding vote to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 3 - Vote, on an Advisory Basis, on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers: With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote for every “1 year,” “2 years,” “3 years” or “abstain” from voting. Under Virginia law, other than the election of directors, action on a matter is approved, assuming the existence of a quorum, if the votes cast favoring the matter exceed the votes cast opposing the matter, unless our Articles of Incorporation or Virginia law require a greater number of affirmative votes. However, because of the nature of this proposal, the frequency receiving the greatest number of votes cast will be considered the frequency recommended by our shareholders.

Proposal 4 - Ratification of the Appointment of Our Independent Registered Public Accounting Firm: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Abstentions, shares that are withheld as to voting and broker non-votes (if any) will be counted for determining the existence of a quorum, but will not be counted as a vote cast with respect to any of these proposals and, therefore, will have no effect on the outcome of the vote for any of these proposals.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is otherwise properly completed, the shares represented thereby will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on an advisory basis, of the compensation of our named executive officers, for "1 year" with respect to the vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers and “for” the ratification of the appointment of our independent registered public accounting firm. Any shareholder submitting the accompanying proxy has the right to revoke it by notifying our Corporate Secretary in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy attends the Annual Meeting and elects to vote in person.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, our only class of voting security, as of March 9, 2017, or such other date as indicated in the footnotes to the table, for: (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director; (iii) each executive officer; and (iv) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360. As of March 9, 2017, and in compliance with our securities trading policy, none of our directors or executive officers have pledged our common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent
Capital Research Global Investors (2) 333 South Hope Street Los Angeles, CA 90071	6,326,211	7.7%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	5,310,346	6.4%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	5,083,793	6.2%
David S. Congdon (5)	4,763,976	5.8%
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	4,123,108	5.0%
John R. Congdon, Jr. (7) 300 Arboretum Place, Suite 600 North Chesterfield, VA 23236	3,522,074	4.3%
Earl E. Congdon (8)	2,226,466	2.7%
Greg C. Gantt (9)	13,400	*
Adam N. Satterfield (10)	10,806	*
Kevin M. Freeman (11)	6,269	*
Cecil E. Overbey, Jr. (12)	5,792	*
John D. Kasarda	5,326	*
Robert G. Culp, III (13)	5,262	*
David J. Bates (14)	4,608	*
Leo H. Suggs	4,494	*
Ross H. Parr (15)	4,228	*
D. Michael Wray	3,744	*
Bradley R. Gabosch	1,494	*
Patrick D. Hanley	1,494	*
All Directors and Executive Officers as a Group (15 persons) (16)	9,933,457	12.0%
________________
*    Less than 1%

(1)
Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Beneficial ownership was determined from public filings, representations by the named shareholders and the Old Dominion Freight Line, Inc. 401(k) Plan.

(2)
Information was obtained from a Schedule 13G/A filed on February 13, 2017 with the SEC by Capital Research Global Investors (“Capital Research”). Capital Research reported sole power to vote, or direct the vote of, and dispose of, or direct the disposition of, 6,326,211 shares. Capital Research acts as an investment adviser to various investment companies and has disclaimed beneficial ownership pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3)
Information was obtained from a Schedule 13G/A filed on February 10, 2017 with the SEC by The Vanguard Group (“Vanguard”). Vanguard reported: (i) sole power to vote, or direct the vote of, 39,987 shares; (ii) sole power to dispose of, or direct the disposition of, 5,267,040 shares; (iii) shared power to vote, or direct the vote of, 6,438 shares; and (iv) shared power to dispose of, or direct the disposition of, 43,306 shares.

(4)
Information was obtained from a Schedule 13G/A filed on January 25, 2017 with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock reported sole power to vote, or direct the vote of, 4,851,662 shares, and sole power to dispose of, or direct the disposition of, 5,083,793 shares. As reported, various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. No one person holds more than five percent of the total outstanding common shares.

(5)
Includes: (i) 9,516 shares held directly by David Congdon; (ii) 55,603 shares held in Mr. Congdon’s 401(k) retirement plan; (iii) 640,467 shares held as trustee of the David S. Congdon Revocable Trust, dated December 3, 1991; (iv) 92,715 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon; (v) 92,716 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon; (vi) 92,716 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon; (vii) 294,813 shares held as trustee of the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004; (viii) 75,004 shares owned by the shareholder’s daughter as trustee of the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006; (ix) 75,004 shares owned by the shareholder’s daughter as trustee of the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006; (x) 161,293 shares owned by the shareholder’s daughter as trustee of the Ashlyn Lane Congdon Revocable Inter Vivos Trust, dated December 7, 2010; (xi) 316,405 shares held through shared voting and investment rights as co-trustee of the 1998 Earl E. Congdon Family Trust; (xii) 318,357 shares held through shared voting and investment rights as co-trustee of the Earl and Kathryn Congdon Family Irrevocable Trust - 2011; (xiii) 89,384 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012; (xiv) 299,251 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of the David S. Congdon Irrevocable Trust #2, dated November 18, 1999; (xv) 645,976 shares held through shared voting and investment rights as co-trustee of the Earl E. Congdon GRAT Remainder Trust; (xvi) 66,707 shares beneficially owned by the shareholder’s daughter through the Marilyn Congdon Nowell Grantor Retained Annuity Trust 2016; (xvii) 66,707 shares beneficially owned by the shareholder’s daughter through the Kathryn Congdon Harrell Grantor Retained Annuity Trust 2016; (xviii) 82,271 shares held as trustee of the David S. Congdon Grantor Retained Annuity Trust 2015; (xix) 265,000 shares held as trustee of the David S. Congdon Grantor Retained Annuity Trust 2016; (xx) 1,788 shares beneficially owned by the shareholder’s daughter as trustee of the Irrevocable Inter Vivos Trust fbo Alice Rose Harrell dtd 8/12/15; (xxi) 1,788 shares beneficially owned by the shareholder’s daughter as trustee of the Irrevocable Inter Vivos Trust fbo Ava Louise Harrell dtd 8/12/15; (xxii) 1,788 shares beneficially owned by the shareholder’s daughter as trustee of the Irrevocable Inter Vivos Trust fbo David Congdon Nowell dtd 8/12/15; (xxiii) 1,788 shares beneficially owned by the shareholder’s daughter as trustee of the Irrevocable Inter Vivos Trust fbo Matt Hooper Nowell, III dtd 8/12/15; (xxiv) 1,362 shares beneficially owned by the shareholder’s daughter as trustee of the Irrevocable Inter Vivos Trust fbo Lillian Ramsey Nowell dtd 2/15/16; (xxv) 209,926 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of the David S. Congdon Irrevocable Trust #1 fbo Marilyn Nowell; (xxvi) 209,925 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of the David S. Congdon Irrevocable Trust #1 fbo Kathryn Harrell; (xxvii) 209,925 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of the David S. Congdon Irrevocable Trust #1 fbo Ashlyn Congdon; (xxviii) 192,890 shares held as trustee of the Audrey Congdon Irrevocable Trust #1 fbo Megan Oglesby; and (xxix) 192,891 shares held as trustee of the Audrey Congdon Irrevocable Trust #1 fbo Seth Yowell.

(6)
Information was obtained from a Schedule 13G filed on February 7, 2017 with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price reported sole power to vote, or direct the vote of, 967,491 shares, and sole power to dispose, or direct the disposition of, 4,123,108 shares. As reported, all shares are owned by various investment advisory clients of T. Rowe Price, and in all cases, persons other than T. Rowe Price have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. No individual client holds more than five percent of the total outstanding common shares.

(7)
Includes: (i) 1,494 shares held directly by John R. Congdon, Jr.; (ii) 1,422,180 shares held as trustee of the John R. Congdon, Jr. Revocable Trust; (iii) 71,754 shares held as trustee of the John R. Congdon, Jr. 2012 GRAT #2; (iv) 33,445 shares held as trustee of the John R. Congdon, Jr. 2013 GRAT #2; (v) 50,505 shares held as trustee of the John R. Congdon, Jr. 2015 GRAT; (vi) 100,000 shares held as trustee of the John R. Congdon, Jr. 2016 GRAT; (vii) 100,000 shares held as trustee of the John R. Congdon, Jr. 2016 GRAT #2; (viii) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Natalie Grace Bagwell; (ix) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Leyton Andrew Bagwell; (x) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Harley Virginia Terry; (xi) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Brinkley Louise Terry; (xii) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Lillian Everett Terry; (xiii) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Jack Daniel Terry; (xiv) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Bailey Hunter Terry; (xv) 26,013 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Henry Lawson Bagwell; (xvi) 368,037 shares held as trustee of the John R. Congdon Trust for Mark Ross Congdon; (xvii) 367,659 shares held as trustee of the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr.; (xviii) 252,883 shares held as trustee of the Jeffrey W. Congdon GRAT Remainder Trust; (xix) 430 shares held through shared voting and investment rights as co-trustee of the Trust fbo Natalie Grace Bagwell under the Kathryn Lawson Bagwell 2016 Irrevocable Trust Agreement dtd February 10, 2016; (xx) 430 shares held through shared voting and investment rights as co-trustee of the Trust fbo Leyton Andrew Bagwell under the Kathryn Lawson Bagwell 2016 Irrevocable Trust Agreement dtd February 10, 2016; (xxi) 430 shares held through shared voting and investment rights as co-trustee of the Trust fbo Henry Lawson Bagwell under the Kathryn Lawson Bagwell 2016 Irrevocable Trust Agreement dtd February 10, 2016; (xxii) 860 shares held as trustee of the Jeffrey W. Congdon 2016 Irrevocable Trust Agreement fbo Lillian Grace Congdon; (xxiii) 860 shares held as trustee of the Jeffrey W. Congdon, Jr. 2016 Irrevocable Trust Agreement fbo Jeffrey W. Congdon, III; (xxiv) 46,064 shares held by the shareholder’s spouse as trustee of the John R. Congdon, Jr. 2015 Irrevocable Trust for Benefit of Michael M. Demo; (xxv) 46,064 shares held by the shareholder’s spouse as trustee of the John R. Congdon, Jr. 2015 Irrevocable Trust for Benefit of Brian H. Demo; (xxvi) 98,996 shares held as trustee of the Jeffrey W. Congdon 2012 Irrevocable Trust Agreement fbo Jeffrey W. Congdon, Jr.; and (xxvii) 98,996 shares held as trustee of the Jeffrey W. Congdon 2012 Irrevocable Trust Agreement fbo Mark Ross Congdon. This amount also includes 252,883 shares held by the John R. Congdon, Jr. GRAT Remainder Trust, with respect to which John R. Congdon, Jr. disclaims beneficial ownership.

(8)
Includes: (i) 9,516 shares held directly by Earl Congdon; (ii) 740,933 shares held as trustee of the Earl E. Congdon Trust - 1990; (iii) 352,605 shares held as trustee of the Earl E. Congdon Grantor Retained Annuity Trust 2016; and (iv) 37,549 shares owned in the named shareholder’s 401(k) retirement plan. Also includes: (i) 230,766 shares owned beneficially by Kathryn W. Congdon, Earl E. Congdon’s spouse, as trustee of the Kathryn W. Congdon Trust - 1990; (ii) 209,121 shares owned beneficially by Kathryn W. Congdon as trustee of the Kathryn W. Congdon Grantor Retained Annuity Trust 2016; and (iii) 645,976 shares owned beneficially by the Earl E. Congdon 2003 GRAT Remainder Trust, with respect to all of which Earl E. Congdon disclaims beneficial ownership.

(9)	Includes 4,722 shares owned in Mr. Gantt’s 401(k) retirement plan.

(10)	Includes 6,442 shares owned in Mr. Satterfield’s 401(k) retirement plan.

(11)	Includes 1,911 shares owned in Mr. Freeman’s 401(k) retirement plan.

(12)	Includes 1,434 shares owned in Mr. Overbey’s 401(k) retirement plan.

(13)	Includes 3,768 shares owned by Mr. Culp’s spouse.

(14)	Includes 330 shares owned in Mr. Bates’ 401(k) retirement plan.

(15)	Includes 200 shares owned in Mr. Parr’s 401(k) retirement plan.

(16)
The group of all current directors and executive officers includes 645,976 shares that have shared voting power between individuals within the group. These shares are counted only once in the total for the group.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not less than five nor more than twelve. Our Board of Directors, upon the recommendation of the Governance and Nomination Committee, has determined that the Board shall consist of nine directors. Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nomination Committee has recommended, and the Board of Directors has approved, the nine individuals named below to serve as directors until our next annual meeting and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee, his position with us, certain board memberships, and the nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that the candidate is well-qualified to serve as a member of our Board are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors, if elected.

Earl E. Congdon (86) joined us in 1949 and has served as a director since 1952. Mr. Congdon was our President and Chief Executive Officer from 1962 until 1985 and served as Chairman of our Board of Directors and Chief Executive Officer from 1985 through 2007. In October 2007, the Board of Directors appointed Mr. Congdon to his current position as Executive Chairman of the Board of Directors, effective January 1, 2008. He is the son of E. E. Congdon, one of our founders, the father of David S. Congdon and the uncle of John R. Congdon, Jr. Through his 68 years of experience with us, including 45 years as our Chief Executive Officer, Mr. Congdon helped transform Old Dominion from a small regional company to an international, publicly-traded company through geographic expansion and acquisitions. As a result, he brings to our Board first-hand knowledge of the opportunities and challenges in our less-than-truckload (“LTL”) industry. Mr. Congdon has valuable insight into the execution of our strategic, long-term objectives and is keenly aware of the operating complexities of the transportation industry.
David S. Congdon (60) was appointed Vice Chairman of the Board and Chief Executive Officer in May 2015, having previously served as our President and Chief Executive Officer since January 2008. He was our President and Chief Operating Officer from May 1997 to December 2007 and served in various positions in operations, maintenance and engineering between 1978 and 1997. He was first elected a director in 1998 and is the son of Earl E. Congdon. Mr. Congdon, through his 39 years of service to us, including 20 years of service as an executive officer of Old Dominion, has played a critical role in helping us develop our strategic plan and grow our operations through geographic expansion and acquisitions. He has experience leading us through difficult operating conditions and has guided Old Dominion to sustained profitability. The Board benefits from Mr. Congdon’s critical knowledge of the LTL industry, as well as his deep understanding of the operational and regulatory complexities that we must address as a publicly-traded transportation company.
John R. Congdon, Jr. (60) was first elected a director in 1998. He currently serves as the Chairman of the Board of Directors and Chief Executive Officer for each of Old Dominion Truck Leasing, Inc. ("Leasing"), where he has been employed since May 1979, and Dominion Dedicated Logistics, Inc. Mr. Congdon has 38 years of experience in the trucking industry and brings to the Board extensive knowledge of dedicated logistics, fleet management services and the purchase and sale of equipment. As Chairman of the Board of Leasing, Mr. Congdon also brings experience in board management.
Robert G. Culp, III (70) was first elected a director in 2003 and has served as our Lead Independent Director since 2010. Mr. Culp is the Chairman of the Board of Directors of Culp, Inc., a publicly-traded producer of upholstery and mattress fabrics, which he co-founded in 1972. Mr. Culp, who served as the CEO of Culp, Inc. for several decades, has significant knowledge regarding business leadership and the complex financial and regulatory requirements facing public companies. Mr. Culp has also gained experience regarding the challenges and opportunities associated with developing global operations, as Culp, Inc. expanded its operations into Canada and China under his leadership. Mr. Culp serves on the Board of Directors of Leggett & Platt, Incorporated, an S&P 500 diversified, multi-national manufacturer of home, office and automobile products. Mr. Culp formerly served on the

Board of Directors of Stanley Furniture Company, Inc. until he resigned from that position effective in December 2011. His guidance in international business matters relating to our global service offerings is valuable to our Board.
Bradley R. Gabosch (65) was first elected as a director in May 2016. Mr. Gabosch previously served as Managing Director for the public accounting firm Grant Thornton LLP from August 2014 to May 2016. Mr. Gabosch also served in various positions at Grant Thornton LLP, including as Carolinas Managing Partner from October 2009 until his retirement as partner in July 2013. Mr. Gabosch brings over 42 years of experience in the public accounting profession, of which 29 years were spent as an audit partner. Mr. Gabosch brings to the Board extensive knowledge of accounting and management and a strong understanding of financial statement oversight and disclosure matters.
Patrick D. Hanley (72) was first elected as a director in May 2016.  Mr. Hanley has an extensive history in the trucking industry where he previously served as Senior Vice President - Finance and Accounting of UPS Freight (formerly Overnite Corporation) from August 2005 to October 2007. Mr. Hanley also served on the board of directors of Overnite Corporation and as Director, Senior Vice President and Chief Financial Officer of Overnite Transportation from June 1996 to August 2005. Prior to UPS Freight and Overnite Corporation, Mr. Hanley served in various senior financial positions at Union Pacific Resources Group and Union Pacific Corporation.  Mr. Hanley has served on the Board of Directors of NewMarket Corporation, a publicly-traded petroleum additives company, since 2004. Mr. Hanley served as Chairman of the Board of Directors of Gallium Technologies, LLC from January 2011 to January 2016, having previously served as its President and Chief Executive Officer from July 2009 to January 2011. He also served on the Board of Directors for Xenith Bankshares, Inc. from January 2010 to July 2016. Mr. Hanley brings to the Board significant knowledge in the management of public companies and significant leadership experience in accounting and finance within the trucking industry.
John D. Kasarda, Ph.D. (71) has served as a director since January 2008. Dr. Kasarda is Professor Emeritus and Director of the Center for Air Commerce at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School. He has been employed by this university since 1977. Dr. Kasarda also serves as the President and Chief Executive Officer of Aerotropolis Business Concepts LLC. He is considered the leading developer of the aerotropolis concept, which brings together air logistics and surface transportation to foster airport-linked business development. Dr. Kasarda previously served on the Board of Directors of Prologis Institutional Alliance REIT II from 2004 to 2014. Dr. Kasarda is currently Editor-in-Chief of Logistics, an international journal of transportation and supply chain management, and brings a unique perspective and creative insights to our Board from his breadth of knowledge in business strategy, transportation, logistics and global supply chain management, combined with his thought-leadership and worldwide experiences in the transportation industry.
Leo H. Suggs (77) was first elected as a director in May 2009. Mr. Suggs has a long and distinguished career in the trucking industry that began in 1958, holding a wide range of positions that included Chairman, President and Chief Executive Officer of Overnite Transportation Company from 1996 to 2005 and President and Chief Executive Officer of UPS Freight from 2005 to 2006. As President and Chief Executive Officer of Overnite Transportation, and as a member of its Board of Directors from November 2003 to May 2005, Mr. Suggs gained extensive knowledge about managing a union-free motor carrier in the LTL industry. He understands the opportunities and challenges associated with the LTL industry, and has first-hand knowledge of merger and acquisition considerations and strategies. Mr. Suggs previously served on the Board of Directors of privately-held Greatwide Logistics Services, a provider of transportation and logistics management services, from July 2011 to December 2014, and The Kenan Advantage Group, Inc., a privately-held tank truck hauler and logistics provider, from July 2010 to July 2015. We believe that Mr. Suggs is invaluable to our Board as an advisor on logistics services and LTL operations.

D. Michael Wray (56) was first elected as a director in 2008 and is the President of Riverside Brick & Supply Company, Inc., a distributor of masonry materials in central Virginia. Mr. Wray has served in that position since 1998 and was formerly its Vice President and General Manager from 1996 to 1998. From 1992 to 1995, Mr. Wray was employed by Ruff Hewn, Inc., an apparel designer and manufacturer, where he held positions including Chief Financial Officer and Treasurer. Mr. Wray also served in various audit and management positions with Price Waterhouse from 1982 to 1992. The Board benefits from his experience in public accounting, which includes experience with the transportation industry. In addition, he has extensive knowledge of accounting and a valuable understanding of financial statement oversight and disclosure considerations gained from his experience as a chief financial officer. Mr. Wray also brings company leadership and business management expertise to his service on our Board as a result of his ongoing responsibilities as President of Riverside Brick & Supply Company, Inc.
Assuming the existence of a quorum, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

EXECUTIVE OFFICERS

The following provides certain information about our executive officers who are not directors:

Greg C. Gantt (61) was appointed President and Chief Operating Officer in May 2015 after serving as our Executive Vice President and Chief Operating Officer since June 2011. He also served as our Senior Vice President - Operations from January 2002 until June 2011. Mr. Gantt joined us in November 1994 and served as one of our regional Vice Presidents from November 1994 to January 2002. Prior to his employment with us, Mr. Gantt served in many operational capacities with Carolina Freight Carriers Corporation, including Vice President of its Southern Region.

David J. Bates (52) was appointed Senior Vice President - Operations in October 2011 after serving as our Vice President - Central States Region since July 2007. From March 2002 to July 2007, Mr. Bates served as our service center manager in Harrisburg, Pennsylvania. Mr. Bates has also served in various other positions in operations since joining us in December 1995.

Kevin M. Freeman (58) was appointed Senior Vice President - Sales in January 2011 after serving as our Vice President of Field Sales since May 1997. Mr. Freeman has 38 years of experience in the transportation industry, and has held various positions in sales with Old Dominion since joining us in February 1992.

Cecil E. Overbey, Jr. (55) was appointed Senior Vice President - Strategic Development in January 2011 after serving as our Vice President of National Accounts and Marketing since July 2000. Mr. Overbey has 33 years of experience in the transportation and distribution industries, and since joining us in June 1995 as a National Account Executive, has held various other management positions in sales and marketing.

Ross H. Parr (45) was appointed Senior Vice President - Legal Affairs, General Counsel and Secretary effective January 1, 2016, after serving as our Vice President - Legal Affairs, General Counsel and Secretary since May 2012. Mr. Parr joined us in August 2011 and served as our Vice President, Deputy General Counsel and Assistant Secretary until May 2012. From August 2003 to December 2007 Mr. Parr was an associate, and from January 2008 to August 2011 he was a member, at the law firm Womble Carlyle Sandridge & Rice.

Adam N. Satterfield (42) was appointed Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary effective January 1, 2016, after serving as our Vice President - Treasurer since June 2011. Mr. Satterfield also served as our Director - Finance and Accounting from August 2007 to June 2011 and as our Manager - SEC Reporting from October 2004 to August 2007. Prior to joining us in October 2004, he was an Audit Manager with KPMG LLP, a global accounting firm. Mr. Satterfield is a Certified Public Accountant.

CORPORATE GOVERNANCE

Board Leadership Structure

Historically, our Chairman of the Board has also served as our Chief Executive Officer, and these dual roles were held for many years by our current Executive Chairman of the Board, Earl E. Congdon. In 2007, however, following Earl E. Congdon's decision to resign from the Chief Executive Officer position effective on January 1, 2008, the Board determined that it was in the best interests of our shareholders to appoint David S. Congdon, who had been serving as our President and Chief Operating Officer, as our Chief Executive Officer and to redesignate Earl E. Congdon as Executive Chairman of the Board. The Board took these actions because it wanted to preserve the ability of Earl E. Congdon to continue to have a significant executive role on our management team. The Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance and, as a result, appointed Robert G. Culp, III in January 2010 to serve as our Lead Independent Director. Our Lead Independent Director's responsibilities and authority include presiding at meetings of our independent directors, coordinating with our Executive Chairman and Chief Executive Officer on Board meeting agendas, schedules and materials and otherwise acting as a liaison between the independent directors, our Executive Chairman and our Chief Executive Officer. For these reasons, the Board believes that our current leadership structure is appropriate for us at this time. The Board believes that there is no specific generally accepted leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits us. As a result, our decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer and whether to have a Lead Independent Director may vary from time to time, as industry or our own conditions and circumstances warrant. The independent directors of the Board consider the Board's leadership structure on an annual basis to determine the structure that is most appropriate for the governance of Old Dominion.

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market, LLC (“NASDAQ”), our Board of Directors must consist of a majority of independent directors. The Board, upon the recommendation of the Governance and Nomination Committee, has determined that Messrs. Culp, Gabosch, Hanley, Kasarda, Suggs and Wray are each independent in accordance with NASDAQ listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion. In making these determinations, the Board considered information provided by the directors, as well as information obtained by us, with regard to each individual's business and personal activities as they may relate to us and our management. Our Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year, and they met four times in 2016. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. All directors then in office were present at the 2016 Annual Meeting that was held on May 19, 2016. Our Board of Directors held four meetings during 2016. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nomination Committee. Each member of the Audit Committee, the Compensation Committee and the Governance and Nomination Committee is an “independent director” as such term is defined under applicable SEC rules and regulations and NASDAQ listing standards. In 2016, all incumbent directors attended at least 75% of the aggregate meetings held by the Board and their assigned committees during the period for which they served on the Board or such committees.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of D. Michael Wray (Chairman), Robert G. Culp, III, Bradley R. Gabosch, and Patrick D. Hanley, each of whom the Board of Directors has determined is independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. The Board of Directors has determined that all Audit Committee members are financially literate and that Messrs. Gabosch, Hanley and Wray each qualify as an “audit committee financial expert” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Proposal 1 - Election of Directors” in this proxy statement.

The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our website at http://www.odfl.com/Content/corpGovernance.faces. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee,” which is included in this proxy statement. The Audit Committee met four times and held seven telephonic meetings in 2016. The Audit Committee holds telephonic meetings after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP (“EY”), the financial results to be included in our periodic filings with the SEC prior to their release.

Compensation Committee

Our Compensation Committee currently consists of Robert G. Culp, III (Chairman), Patrick D. Hanley, Leo H. Suggs and D. Michael Wray, each of whom the Board of Directors has determined to be independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms.

The Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. The Compensation Committee is also responsible for reviewing the results of our most recent “say-on-pay” vote and any shareholder feedback from our shareholder outreach initiatives, and considering whether any adjustments to our compensation policies and practices are necessary or appropriate in light of such “say-on-pay” vote or shareholder feedback. Please refer to our compensation philosophy described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee also reviews and evaluates our non-employee director compensation program, and recommends changes as deemed necessary to maintain alignment with our compensation philosophy.

The Compensation Committee is governed by a written charter approved by the Board of Directors, which is available on our website at http://www.odfl.com/Content/corpGovernance.faces. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources as it may deem appropriate or necessary to assist and advise it in connection with its responsibilities. The Compensation Committee met four times in 2016. In addition, the Chairman of the Compensation Committee meets periodically with our Chief Executive Officer and our President to review and evaluate our executive compensation program and the relationship between performance and compensation. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities. No such authority was delegated in 2016.

To assist the Compensation Committee with its review and analysis of executive, non-employee director and employee compensation matters, the Compensation Committee has engaged the services of an independent compensation consulting firm, Pearl Meyer, periodically since 2013. In December 2014, Pearl Meyer was instructed to review the competitiveness of and provide recommendations for our executive compensation program, analyze our business performance and executive compensation relative to our peer group, and provide input on our short- and long-term incentive programs. In July 2015, Pearl Meyer was instructed to conduct a review and analysis of our executive compensation program as well as our non-employee director compensation program. In June 2016, the Compensation Committee once again engaged Pearl Meyer to review the competitiveness of and provide recommendations for our executive compensation program, to analyze our business performance and executive compensation relative to our peer group, and to provide input on our short- and long-term incentive programs. For a more detailed discussion of the nature and scope of the role of Pearl Meyer with respect to our compensation programs, please see “Compensation Discussion and Analysis - Role of the Compensation Consultant” and “Director Compensation - Components of Compensation” below.

Governance and Nomination Committee

The Governance and Nomination Committee currently consists of John D. Kasarda (Chairman), Bradley R. Gabosch and Leo H. Suggs, each of whom the Board of Directors has determined is independent pursuant to applicable NASDAQ listing standards. This Committee makes recommendations concerning the size and composition of the Board of Directors, evaluates and recommends candidates for election as directors (including nominees recommended by shareholders), coordinates the orientation (in conjunction with our Chief Executive Officer) and educational requirements of new and existing directors, develops and implements our corporate governance policies and assesses the effectiveness of the Board of Directors and its committees. We also maintain a corporate membership in the National Association of Corporate Directors (“NACD”), which provides our Board members with opportunities and resources to continue to enhance their knowledge of current governance best practices and emerging issues faced by public company directors.

The Governance and Nomination Committee is governed by a written charter approved by the Board of Directors, which is available on our website at http://www.odfl.com/Content/corpGovernance.faces. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are appointed annually by a majority of the Board of Directors to serve for one-year terms. The Governance and Nomination Committee met four times in 2016.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board's duties and responsibilities in light of various best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, our withhold vote policy, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our website at http://www.odfl.com/Content/corpGovernance.faces.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our website at http://www.odfl.com/Content/corpGovernance.faces. To the extent permissible under applicable law, the rules of the SEC and NASDAQ listing standards, we intend to disclose on our website any amendment to our Code of Business Conduct, or any grant of a waiver from a provision of our Code of Business Conduct, that requires disclosure under applicable law, the rules of the SEC or NASDAQ listing standards.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by our Corporate Secretary and be promptly delivered to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication.

Director Nominations

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to our Corporate Secretary (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chairman of the Governance and Nomination Committee for consideration. When submitting a nomination to the Governance and Nomination Committee for consideration, a shareholder must provide the following minimum information for each director nominee: (i) full name, age, business address and, if known, residence address; (ii) principal occupation or employment; (iii) number of our shares of common stock beneficially owned; (iv) all information relating to such person that would be required to be disclosed in a proxy statement for the election of directors (including such person's written consent to being named in the proxy statement as a nominee and serving as a director if elected); and (v) a description of all direct and indirect compensation or other material monetary agreements during the past three years, and any other material relationships between or among the nominating shareholder (and his respective affiliates and associates) and the director nominee (and his respective affiliates and associates). The shareholder's nomination must also include, among other things, information regarding that shareholder's economic, voting and other interests that may be material to our and our shareholders' evaluation of the director nominee.

Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with our bylaws, as described in more detail in Article 3, Section 6 of our bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of our outstanding stock for at least one year prior to the date of nomination, we, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in our proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

In addition to any director nominees submitted by shareholders, the Governance and Nomination Committee considers any candidates submitted by directors, as well as self-nominations by directors, and it also may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. In addition, from time to time the Governance and Nomination Committee may also consider candidates identified through outside networks or other sources focused on diversity in gender, race, ethnicity, culture/viewpoint, geography, or other qualities or attributes that the Governance and Nomination Committee believes are important in evaluating qualified director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee.

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include personal and professional ethics, integrity and values; director independence; relevant educational and business experience; willingness to devote the time required to fulfill the duties of a director and to develop additional insight into our operations; and a willingness to represent the best interests of us and our shareholders and be objective in evaluating management's effectiveness. The Governance and Nomination Committee also considers various skills, attributes and qualities of prospective nominees, as well as current Board members, that are particularly relevant to our business and a strong and effective Board, which include the following:

•	Industry - Extensive knowledge and experience in the freight transportation and logistics industry;

•	Executive Management - Senior level experience in operations, strategic planning, risk management and oversight, finance and economics, and treasury and securities markets;

•	Diversity - Diverse talents, perspectives and backgrounds (including with respect to gender, race, ethnicity and national origin);

•	Human Resources and Safety - Knowledge of employee relations, safety and environmental issues;

•	Shareholder Relations - Understanding of public company governance and institutional investor considerations;

•	Customer Relations - Insight into marketing, sales and customer relationship management;

•	Information Technology - Understanding of information technology, cybersecurity, information systems and related issues;

•	International/Global - Knowledge of global trends and considerations relating to supply chain management and multimodal transportation solutions; and

•	Legal/Regulatory/Government Affairs - Understanding of legal and regulatory implications, including a strong grasp of the workings of government and public policy on a local, state and national level.

In addition to these specific categories, the Governance and Nomination Committee considers a number of other factors in considering director candidates, including board dynamics, reputation of potential nominees, and expected contributions of the nominee to the Board and its committees.

In seeking and evaluating prospective director nominees, diversity in gender, race, ethnicity, culture, tenure of Board service, viewpoint, geography, and other qualities and attributes are important factors to consider in connection with the criteria outlined above and equal opportunity principles. Although we do not have a formal policy for the consideration of diversity in identifying director nominees, we and the Governance and Nomination Committee are committed to the consideration of diversity in connection with the criteria outlined above and as set forth in our Corporate Governance Guidelines when recommending director nominees so that the Board, as a whole, will possess the appropriate background, skills, experience and expertise to oversee our business. Although we and the Governance and Nomination Committee believe that the current composition of the Board of Directors reflects a highly talented group of individuals best suited to perform oversight responsibilities for us and our shareholders at this time, we will continue to consider diversity factors as we evaluate the current and future composition of our Board. The Governance and Nomination Committee regularly monitors the effectiveness of its prospective director evaluation process, including its consideration of diversity, through our internal self-evaluation process in which directors discuss and evaluate the composition and functioning of the Board and its committees.

After the prospective director evaluation process is concluded, the Governance and Nomination Committee selects and submits nominees to the Board for further consideration and approval.

Effect of Withheld Votes on an Uncontested Election

In an uncontested election of directors, any director nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall immediately offer his or her resignation for consideration by the Governance and Nomination Committee. This resignation is conditioned upon the Board's acceptance and thus shall not be effective unless and until the Board of Directors, after considering the recommendation of the Governance and Nomination Committee, accepts the director nominee's offer to resign. Nevertheless, if the director nominee does not wish to remain a director, he or she shall so state and shall tender a non-conditional resignation, which shall be effective as of the date thereof.

The Governance and Nomination Committee will promptly consider the director nominee's offer to resign and will recommend to the Board of Directors whether to accept or reject it. In making this recommendation, the Governance and Nomination Committee will consider all factors deemed relevant by its members, including, without limitation, the stated reasons, if any, why shareholders "withheld" votes for election from such director nominee, the length of service and qualifications of the director nominee, the director nominee's contributions to us, our Corporate Governance Guidelines, whether accepting the offered resignation would cause us to fail to meet any applicable SEC or NASDAQ requirements and whether the director's resignation from the Board of Directors would be in the best interests of us and our shareholders.

The Board of Directors will act on the Governance and Nomination Committee's recommendation no later than 90 days following the date of the shareholders' meeting at which the election occurred. In considering the Governance and Nomination Committee's recommendation, the Board of Directors will consider the information and factors considered by the Governance and Nomination Committee and such additional information and factors as the Board of Directors deems relevant.

Any director nominee who offers his or her resignation for consideration pursuant to our Corporate Governance Guidelines will not participate in the Governance and Nomination Committee or Board of Directors deliberations regarding whether to accept the director nominee's offer to resign.

Risk Management

The Board of Directors is responsible for the oversight of our policies, procedures and systems in place to manage our risk exposure. Our Chief Executive Officer and Chief Financial Officer are responsible for the assessment and management of our risks and regularly report their findings to our Board directly or through their communications with our Audit Committee. Our Corporate Risk Manager is responsible for identifying, assessing and monitoring risks inherent to our business and providing guidance to senior management and our Audit Committee regarding our enterprise risk management, insurance portfolio, business continuity programs, crisis management, claims management and governance, record retention, risk and compliance initiatives. Our Director of Internal Audit also reports risks that are identified during the internal audit process and our Information Technology Security Team reports on the risks associated with our information technology systems. After gathering and assessing information about our risk exposure, our Audit Committee reports the results of its review to the Board on a regular basis.

Other committees of the Board have risk oversight responsibility as well. The Governance and Nomination Committee is responsible for the oversight of risks associated with succession planning and corporate governance matters, and the Compensation Committee is primarily responsible for the oversight of risks associated with employment agreements, compensation arrangements and the attraction and retention of qualified employees. The Chairmen of both the Governance and Nomination Committee and the Compensation Committee report the results of their meetings and reviews to the Board on a regular basis.

Our Lead Independent Director promotes effective communication and consideration of matters presenting significant risks to the Company through his role in coordinating with our Executive Chairman and Chief Executive Officer on meeting agendas, advising committee chairmen, chairing meetings of the independent directors and communicating between the independent directors, our Executive Chairman and our Chief Executive Officer.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve permitted services under $20,000 provided that the Chairman reports any decisions to all members of the Audit Committee at the earliest convenience. In the event the Chairman is unavailable, the remaining members must unanimously approve any request for permitted services, not to exceed $20,000, and notify the Chairman at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, in compliance with Section 301 of the Sarbanes-Oxley Act of 2002 and related SEC rules and regulations. The Audit Committee has contracted with a third party to provide a toll-free telephone number and internet service that is staffed 24 hours a day, seven days a week. This service documents the complaint, assigns a reference number to the complaint for tracking purposes and forwards that information, through email, to the Audit Committee Chairman and the Director of Internal Audit. In the event the complaint concerns an internal audit matter, only the Audit Committee Chairman is notified. Either the Audit Committee Chairman or Director of Internal Audit, using whatever resources are required, investigates the complaint. Corrective action, if deemed necessary, is decided upon by the Audit Committee Chairman and then implemented as needed. The identity of the individual submitting the complaint and the details of the complaint remain anonymous throughout this process. We periodically test this process to ensure that complaints are handled in accordance with these procedures.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Culp (Chairman), Hanley, Suggs and Wray. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship during the year ended December 31, 2016 that would be required to be disclosed pursuant to the SEC's Item 404 of Regulation S-K. No interlocking relationships exist between our current Board of Directors, executive officers or Compensation Committee and the board of directors or compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of the reports filed with the SEC since January 1, 2016 and on representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed on a timely basis.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter, which is reviewed on an annual basis and was most recently revised on May 19, 2016. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and NASDAQ listing standards. Three of the four members of the Audit Committee, including the Chairman, have been designated as “audit committee financial experts” as that term is defined by SEC rules and regulations. The Chairman reports the Audit Committee's actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2016, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•
reviewed and discussed our quarterly earnings releases and the quarterly financial statements filed on Forms 10-Q with the SEC, with management and our independent registered public accounting firm, EY;

•	reviewed with management, the internal auditor and EY the audit scope and plan for the audit of the fiscal year ended December 31, 2016; and

•
met with the internal auditor and EY individually, outside the presence of management, to discuss, among other things, our financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management. The Audit Committee also has reviewed and discussed with management and EY management’s assessment of the effectiveness of our internal control over financial reporting and EY’s evaluation of our internal control over financial reporting.

The Audit Committee has discussed with EY the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and has discussed with EY that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

The Audit Committee,
D. Michael Wray, Chairman
Robert G. Culp, III
Bradley R. Gabosch
Patrick D. Hanley

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our guiding principles in the development of our executive compensation philosophy have been to align executive compensation with both our business objectives and the interests of our shareholders. We have attempted to balance the principal elements of our compensation program (base salary, short-term performance-based pay and longer-term incentives) to motivate our executives to achieve our short-term financial objectives as well as our long-term objectives of increasing our market share and shareholder value, which is substantially dependent on our achievement of our short-term objectives. We believe a significant portion of executive compensation should be based upon performance and we have designed our elements of compensation accordingly. We do not believe the elements of our executive compensation program encourage excessive risk-taking, and we and our Board review our program periodically to ensure it is operating in accordance with our objectives.

Our executive compensation program ties a significant portion of current cash compensation directly to corporate performance primarily through the Performance Incentive Plan (the “PIP”). As described below, the PIP provides for monthly payouts of a specified percentage of our monthly pre-tax income to the plan participants, subject to a minimum profitability threshold requirement. We believe this plan has been instrumental in motivating our named executive officers and other participating officers to achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to align pay for performance, reward loyalty, and create shareholder value. Historically, our compensation program provided for phantom stock awards linked to the value of our common stock. Awards of phantom stock were granted under the Old Dominion Freight Line, Inc. Phantom Stock Plan, as amended (the “2005 Phantom Stock Plan”) prior to 2013 and under its successor plan, the Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan, as amended (the “2012 Phantom Stock Plan”) through 2015, described below, which have vesting and continued service requirements and are linked to the value of our common stock.

We conducted extensive shareholder outreach initiatives during 2016, and the feedback indicated support for the PIP and our executive compensation program, particularly in light of our historical strong financial performance.  We also made responsive modifications to certain provisions in the employment agreements with our Executive Chairman of the Board and our Vice Chairman of the Board and Chief Executive Officer.  Additional details on our shareholder outreach efforts are described further below under the caption “Advisory Vote on Executive Compensation.”  Additional details on the employment agreements are included below under the caption “Executive Compensation - Employment Agreements.”

In 2016, as part of our ongoing commitment to review and assess the appropriateness and competitiveness of our executive compensation program, we determined to shift our equity compensation policy to allow for stock-settled awards. To further this objective, the Compensation Committee, the Board and our shareholders approved the Old Dominion Freight Line, Inc. 2016 Stock Incentive Plan (the "2016 Plan") in May 2016. While phantom stock awards incentivized named executive officers and other officers to drive strong shareholder returns, the Compensation Committee and Board believe stock-settled awards serve as an even stronger incentive and more closely align participant and shareholder interests. All equity grants issued to named executive officers and other officers in 2016 were made under the 2016 Plan. Although the terms of the phantom stock plans will continue to govern all outstanding phantom stock awards, the 2016 Plan now serves as our primary plan for equity-based incentive compensation. Equity grant levels are tied to performance requirements, with any earned shares provided in the form of restricted stock subject to continued service vesting provisions.

Other elements of our executive compensation program include employee deferrals of short-term cash compensation into our Nonqualified Deferred Compensation Plan and contributions to our 401(k) retirement plan, which are also described in more detail below.

The principal factors in the Compensation Committee's executive compensation decisions for 2016 were our financial performance, the relationship of executive compensation to the Company's pre-tax income, the amount of compensation that is performance-based, and the review and analysis conducted by its independent compensation consultant during fiscal 2016. While we were able to control a significant portion of our variable costs in 2016, we were unable to overcome lower than expected revenue growth and cost increases in our salaries and wages and depreciation. This led to a slight year-over-year decline in our profitability, although we continued to perform at a high level in terms of profit margin, operating ratio and customer service and satisfaction.

The Company ended 2016 in a strong financial position, as evidenced by our industry-leading operating ratio, strong balance sheet and recently instituted quarterly cash dividend, and we believe we are strategically positioned for growth in 2017. As a result, the Compensation Committee approved an increase of 3.0% in the base salaries for our named executive officers effective in January 2017. These increases followed an earlier increase of approximately 3.0% provided to non-officer employees effective in September 2016. In keeping with our philosophy of pay-for-performance, PIP payouts to most of our officers, including our named executive officers, in 2016 were generally less than the PIP payouts in 2015, consistent with the year-over-year decline in our pre-tax income.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives, consistent with the principles and philosophy outlined above:

•	motivate and reward our executives to increase Company earnings;

•	provide the opportunity for a high level of compensation for superior corporate performance as a means to increase long-term shareholder value; and

•	promote and foster an environment of cooperation and “team spirit.”

We also believe it is critical that our executive compensation program is structured to:

•	attract talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive transportation industry;

•	retain our executives so they can add further value in current and future roles by providing long-term incentives that reward loyalty and retention; and

•	provide a reasonable level of compensation protection to our executive officers to offset some of the risks of a change in ownership.

In 2016, we believe the discipline instilled across our organization by the named executive officers to remain committed to our yield philosophy and focused on operational efficiencies yielded strong financial results in a challenging economy. These results reinforce the determination by our Compensation Committee and Board of Directors that our executive compensation program is achieving its desired objectives.

Role of Compensation Committee and Independent Directors

The Compensation Committee is comprised entirely of independent directors, and this committee is charged with recommending to our Board the compensation of our Chief Executive Officer and determining the compensation paid to our other named executive officers. Additionally, the Compensation Committee makes recommendations to the Board regarding the adoption of, and changes to, our executive compensation plans.

David S. Congdon, our Vice Chairman of the Board and Chief Executive Officer, has a significant role in the compensation-setting process, including:

•	providing recommendations to the Compensation Committee on business performance targets and objectives;

•	evaluating individual performance; and

•	providing recommendations to the Compensation Committee for salary and equity or non-equity based awards.

Neither Earl E. Congdon, our Executive Chairman, nor David S. Congdon participates in the Compensation Committee's deliberations regarding his individual performance, salary level, non-equity incentive plan compensation or other compensation that may be granted to him.

The Compensation Committee has the authority to hire outside advisers, such as compensation consultants, to render guidance and assistance when the Committee deems it appropriate and advisable. The Compensation Committee, at its discretion, determines both the frequency that outside consultants are engaged and the scope of work these consultants perform. Prior to selecting or receiving advice from a compensation consultant or other adviser, the Compensation Committee assesses the independence of such adviser and thereafter conducts an annual assessment of any potential conflicts of interest raised by the work of such adviser.

Role of the Compensation Consultant

Since 2013, the Compensation Committee has periodically engaged Pearl Meyer, an independent compensation consulting firm, to assist it with its review and analysis of executive and non-employee director compensation matters. The Compensation Committee initially selected and has continued to engage Pearl Meyer based primarily on its skill sets, strengths, professionals, industry knowledge and resources.

In June 2016, the Compensation Committee once again engaged Pearl Meyer to review the competitiveness of and provide recommendations for our executive compensation program, to analyze our business performance and executive compensation relative to our peer group, and to provide input on our short- and long-term incentive programs. In preparation for this executive pay analysis, management and the Compensation Committee requested Pearl Meyer to review the composition and size of our peer group, which previously included eight transportation companies. Following Pearl Meyer’s study, the Committee and executive management concluded that it would be prudent to expand our peer group both to reflect the Company's growth over the past several years and to account for other changes in the industry over the same period. Additionally, the expanded peer group provides a more meaningful sample size and better reflection of the companies with which we compete for executive talent. As a result, the comparative peer group was expanded to the following fourteen publicly-traded transportation companies:

XPO Logistics, Inc.	Swift Transportation Company	Werner Enterprises, Inc.
J.B. Hunt Transport Services, Inc.	Landstar System, Inc.	Saia, Inc.
YRC Worldwide, Inc.	ArcBest Corporation	Roadrunner Transportation Systems, Inc.
C.H. Robinson Worldwide, Inc.	Expeditors International of Washington, Inc.	Hub Group, Inc.
Knight Transportation, Inc.	Ryder System, Inc.

Following the peer group selection by the Compensation Committee, Pearl Meyer conducted a review and analysis of our executive compensation program, which would be considered by the Compensation Committee and the Board when making 2017 compensation decisions. With respect to our executive compensation program, Pearl Meyer was requested to review the competitiveness of the program, analyze recent business results in order to evaluate the strength of the relationship between pay and performance, and conduct a review of incentive plan designs for the Company relative to its peers. Pearl Meyer’s analysis of our executive compensation programs: (i) included each of our executive officer positions; (ii) focused on position level pay data (with respect to base salary, short-term incentives, total cash compensation, long-term incentives and total direct compensation (sum of base salary, short-term incentives and long-term incentives)); and (iii) comparisons to market (based on publicly available proxy statements and further supplemented by published survey data).

Based on its review and analysis, Pearl Meyer determined, among other things, that: (i) our aggregate total direct compensation levels were above the 75th percentile of the market; (ii) our performance was above the 75th percentile results for the fourteen publicly-traded transportation companies identified above for a variety of financial and stockholder metrics over multiple time periods; and (iii) our executive compensation was well-aligned with our performance relative to our peers. Pearl Meyer noted that our executive compensation program continues to reinforce our key business and compensation program objectives and was also supportive of our decision to implement an equity-based long-term incentive program to further align executive and shareholder interests. Pearl

Meyer concluded that our executive compensation program continues to align pay with performance and reinforce our desired objectives.

The Compensation Committee has reviewed and considered the results of Pearl Meyer’s analysis and will continue to consider these results in making future compensation decisions. Although peer data is utilized in Pearl Meyer’s analysis, and the Compensation Committee reviews and considers such data in making compensation decisions, we do not benchmark compensation to any particular peer group percentile for any of our named executive officers.

In connection with its engagement of Pearl Meyer, the Compensation Committee conducted a conflict of interest assessment and determined that Pearl Meyer was independent and that its engagement did not present any conflicts of interest. During fiscal 2016, Pearl Meyer only worked for the Compensation Committee and performed no additional services for the Company or any of the named executive officers. The Compensation Committee pre-approved all work performed by Pearl Meyer.

During fiscal 2016, neither the Compensation Committee nor our management used the services of any other compensation consultant other than Pearl Meyer.

Elements of Compensation

The following discusses each of the components of our executive compensation program and the decisions the Compensation Committee made in connection with 2016 and, where appropriate, 2017 compensation.

Annual Base Salary

Base salaries for our executives are designed to reflect job responsibilities and to provide competitive, fixed pay to balance performance-based risks. We have historically increased the base salaries of our named executive officers annually for an inflationary factor and, in some instances, an incremental adjustment attributable to our overall growth and financial performance. The Compensation Committee also has approved additional salary increases for certain officers, including certain named executive officers, when job performance, promotions and increased job responsibilities and/or other factors warrant.

The Compensation Committee determined that our named executive officers should receive an increase in annual base salary of 3.0%, effective in January 2017. This followed an increase of approximately 3.0% for our non-officer employees that was effective in September 2016. The table below reflects the annual base salaries for our named executive officers that have been approved by the Compensation Committee for 2017, and the actual base salaries that were approved and paid in 2016 and 2015:

Named Executive Officer	2017 Base Salary ($)	2016 Base Salary (1) ($)	2015 Base Salary (1) ($)
Earl E. Congdon	612,519	594,679	575,682
David S. Congdon	612,519	594,679	575,682
Greg C. Gantt (2)	558,595	542,325	525,000
Adam N. Satterfield (3)	275,374	267,353	(4)
Kevin M. Freeman	280,529	272,358	(4)

(1)	The base salaries reported in this table and corresponding amounts reflected in the Summary Compensation Table may differ due to the timing of effective dates for base salary changes.

(2)	In connection with Mr. Gantt’s promotion to President and Chief Operating Officer on May 21, 2015, his annual base salary was increased from $423,295 to $525,000, effective on that date.

(3)	Mr. Satterfield's 2016 annual base salary was increased from $228,989 to $267,353, effective July 1, 2016.

(4)	Neither Mr. Satterfield nor Mr. Freeman was a named executive officer for the year ended December 31, 2015.

In approving the increases in base salary for our named executive officers that became effective in January 2017, the Compensation Committee considered the salaries of executive officers at peer companies, the 3.0% increase provided to non-officer employees in September 2016, the Company's strong financial results for 2016 and the Company's outlook for 2017. Based on the data and analysis provided by Pearl Meyer, we believe that the base salary for each of our named executive officers is at or below the market median. The increases in base salaries were designed to maintain the current balance of base salary and performance-based and at-risk compensation for our named executive officers while also maintaining the desired level of competitiveness in compensation. As a result, the Committee determined that the base salary adjustments for 2017 were appropriate for our named executive officers.

Non-equity Incentive Plan

The Compensation Committee has determined that the majority of compensation provided to our named executive officers should be performance-based. Accordingly, during 2016, our named executive officers participated with certain other employees in our PIP, which is an incentive cash bonus plan designed to incentivize participants to achieve the Company’s strategic and financial goals for the fiscal year, using a formulaic calculation. The PIP is administered by the Compensation Committee. Participants were selected by the Compensation Committee, with input by senior management, to receive a monthly cash incentive payment based upon a fixed percentage, or participation factor, of our pre-tax income if our pre-tax income exceeds 2% of revenue for that month. The Compensation Committee approved the participation factors for our named executive officers and other key participants and monitored the compensation derived from the PIP.

The material terms of the PIP were reapproved by our shareholders at our 2013 Annual Meeting. Shareholder approval enabled us to maximize our income tax deductions for compensation paid to certain employees under our cash incentive program pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The formula applied for each participant in the PIP is shown below:

Monthly Income Before Income Taxes x Participation Factor = Monthly Payout

As a guideline for managing executive compensation, the Committee has determined that the majority of each named executive officer's cash compensation should be performance-based, with base salary comprising the remaining portion of cash compensation. The PIP has been very effective in focusing our executive officers and other participants on continuous operational excellence and aligning pay with performance. Compensation earned under the PIP is "at risk" and performance-based, and will vary over time based on our profitability.

The Compensation Committee initially established the 2016 participation factor for each of our named executive officers at the same level as it was at year-end 2015, with the exception of Mr. Satterfield, who was promoted effective January 1, 2016. The following table shows the 2016 participation factor and the payout (the percentage of our income before income taxes) received by each of our named executive officers for each of 2016 and 2015:

Named Executive Officer	2016 PIP Participation Factor (%)	2016 PIP Payout ($)	2015 PIP Payout ($)
Earl E. Congdon	1.04	4,966,908	5,096,179
David S. Congdon	1.04	4,966,908	5,096,179
Greg C. Gantt (1)	0.40	1,910,349	1,869,115
Adam N. Satterfield (2)	0.20	955,175	(3)
Kevin M. Freeman	0.20	955,175	(3)

(1)	In connection with Mr. Gantt’s promotion to President and Chief Operating Officer on May 21, 2015, his PIP participation factor was increased from 0.35 to 0.40, effective on that date.

(2)
In connection with Mr. Satterfield's promotion to Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary effective January 1, 2016, his PIP participation factor was increased to 0.20, effective on that date.

(3)	Neither Mr. Satterfield nor Mr. Freeman was a named executive officer for the year ended December 31, 2015.

The cash incentive provided by the PIP is determined on a monthly basis and paid to participants only if our pre-tax income exceeds 2% of revenue for that month. We met this minimum threshold of profitability for each month in 2016 and, as a result, our named executive officers received cash compensation from the PIP each month based upon their respective participation factor and our pre-tax income. In keeping with our philosophy of pay-for-performance, PIP payouts to most of our officers, including our named executive officers, in 2016 were generally less than the PIP payouts in 2015, consistent with the year-over-year decline in our pre-tax income.

The Compensation Committee recognizes that the PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined. However, the PIP can also produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.

The Compensation Committee has considered whether our employee compensation policies and practices, including our PIP, create inadvertent incentives for executive management and other participants to make decisions that are reasonably likely to have a material adverse effect on us, and believes they do not. The Committee believes the overarching characteristic of the PIP is its ability to create a highly motivated management team that is focused on improving our performance and creating long-term value for our shareholders.

Phantom Stock Plan

Phantom stock awards have historically been used to reward our named executive officers for creating shareholder value and to provide a long-term retirement incentive for our named executive officers. We do not provide a supplemental retirement plan for our named executive officers, although we do offer a voluntary, self-funded and unsecured deferred compensation program. See "Nonqualified Deferred Compensation Plan" below. These phantom stock awards were granted under the 2005 Phantom Stock Plan and the 2012 Phantom Stock Plan (together with the 2005 Phantom Stock Plan, the "Employee Phantom Stock Plans"). Each share of phantom stock awarded to eligible employees under the Employee Phantom Stock Plans represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date, provided that vesting provisions have been satisfied.

All phantom stock awards not vested upon termination of employment are forfeited, although the Board of Directors has discretionary authority to modify or accelerate the vesting of awards. No shares of common stock will be issued upon settlement as these awards are settled in cash upon termination of employment. Because of the required vesting period and settlement provisions, this component of compensation generally facilitates the retention of key employees, rewards longevity and provides a retirement benefit to our named executive officers that is directly tied to shareholder value. Vesting and settlement provisions for each plan are discussed below.

Our Board of Directors approved, and we adopted, the 2005 Phantom Stock Plan in May 2005. The 2005 Phantom Stock Plan expired in May 2012; however, grants under this plan remain outstanding. Awards under the 2005 Phantom Stock Plan vest upon the earlier to occur of the following, provided the recipient is employed by us on such date: (i) the date of a change of control in our ownership; (ii) the fifth anniversary of the grant date; (iii) the date of the recipient's death; (iv) the date of the recipient's total disability; or (v) the date the recipient attains the age of 65. If termination of employment occurs for cause or prior to attaining the age of 55, all vested and unvested awards are generally forfeited unless the termination results from death or total disability or the Compensation Committee determines otherwise. Vested phantom stock awards are settled in cash upon the earlier of the recipient's: (i) termination of employment on or after reaching 55 years of age for any reason other than death, total disability, or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Subject to restrictions under Section 409A of the Code, settlements are paid in 24 equal monthly installments.

Following expiration of the 2005 Phantom Stock Plan, our Board of Directors approved, and we adopted, the 2012 Phantom Stock Plan in October 2012. Under this plan, a maximum of one million shares of phantom stock may be awarded to eligible employees, subject to adjustment to prevent dilution or enlargement caused by changes in our outstanding shares of common stock. Each award vests in 20% increments on the anniversary of the grant date and is fully vested on the fifth anniversary of the grant date provided that the recipient: (i) has been continuously employed by us from the grant date until each respective vesting date; (ii) has been continuously employed by us for at least 10 years on the respective vesting date; and (iii) has reached the age of 65 on the respective vesting date. Vesting also occurs on the earliest of: (i) the date of a change in control of our ownership; (ii) the date of the recipient’s death; or (iii) the date of the recipient’s total disability, in each case provided that the recipient has been continuously employed by us from the grant date until the date of the respective event. Vested phantom stock awards are settled in cash on the settlement date, which is the earliest of the date of the recipient's: (i) termination of employment for any reason other than death, total disability or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Settlements are generally paid in 24 equal monthly installments, although recipients may, with respect to each grant, provide for payment in any other manner for up to five years following settlement subject to the limitations set forth in each individual award agreement. Each recipient also has the ability to defer the annual installments payable under an award agreement for a period of five years by filing a written election with the administrator at least one year in advance of the date as of which payment of the annual installments would otherwise commence. Any payment may be delayed, if necessary, to comply with Section 409A of the Code.

As a result of the approval of the 2016 Plan, no phantom stock awards were issued in 2016. The table below outlines the shares previously awarded under the 2012 Phantom Stock Plan for 2015 and 2014 valued at grant date fair value. For 2015 and 2014, the number of shares awarded was calculated by dividing the value of each award by the 50-day moving average of a share of our common stock, with such averaging period ending on the trading day immediately preceding the grant date. The chart below is presented for historical reporting purposes and describes the phantom stock awards granted to our named executive officers in fiscal years 2015 and 2014.

Named Executive Officer	Grant of Phantom Award(s) ($)
	2015	2014
Earl E. Congdon	283,476	280,847
David S. Congdon	283,476	280,847
Greg C. Gantt	208,414	206,484
Adam N. Satterfield	(1)	(1)
Kevin M. Freeman	(1)	(1)

(1)	Neither Mr. Satterfield nor Mr. Freeman was a named executive officer for the years ended December 31, 2015 and 2014.

2016 Stock Incentive Plan

In 2016, as part of our ongoing commitment to review and assess the appropriateness and competitiveness of our executive compensation program, we determined to shift our equity compensation policy to allow for stock-settled awards. We believe stock-settled awards serve as a stronger incentive and retention tool and more closely align participant and shareholder interests than our historical phantom stock awards. To further this objective, the Compensation Committee and the Board adopted the 2016 Plan, which was subsequently approved by our shareholders at the 2016 Annual Meeting.

The 2016 Plan permits the grant of a broad array of equity award types, including stock options, stock appreciation rights, and restricted stock awards (“RSAs”). The 2016 Plan authorizes the issuance of up to 2,000,000 shares of our common stock. Awards under the 2016 Plan will be made at the discretion of the Compensation Committee to those officers who previously participated in the 2012 Phantom Stock Plan and could be expanded to include other employee groups in the future, if the Board chooses to do so. Following shareholder approval of the 2016 Plan, the Compensation Committee determined to grant RSAs for shares of our common stock to our named executive officers as well as other officers in May 2016.

Grants under the 2016 Plan are based on Company performance, with no awards provided for results below a minimum performance threshold. The Compensation Committee generally determines the awards based on a percentage of annual base salary in relation to our operating ratio for the previous fiscal year. Operating ratio is a profitability measure used within the transportation industry and calculated by dividing total operating expenses by revenue. The Compensation Committee may approve an award under the 2016 Plan in an amount ranging from 0% up to 100% of an officer's base salary for achieving a progressively lower operating ratio. No grants will be made for an operating ratio greater than 95%. The Compensation Committee believes the underlying performance hurdles are challenging and would generally require us to perform at above industry norms to earn grants in the upper half of the award opportunity range.

If the minimum performance threshold is met, any earned awards are provided in the form of RSAs which vest in equal annual installments over a period of three years, subject to continued employment, to further enhance executive retention. Vesting may also occur on the earliest of: (i) the date of a change in control of our ownership, which includes a “double trigger” and assumes the RSAs are not substituted, assumed, or continued; or (ii) the participant’s employment is terminated without cause or by the participant for good reason within six months or one year after the effective date of the change of control; or (iii) the participant’s employment is terminated as a result of death or disability.

Our operating ratio led the LTL industry at 83.2%, 84.2% and 85.5%, for the years 2015, 2014, and 2013, respectively. To reward the achievement of the 2015 operating ratio of 83.2%, the Compensation Committee approved RSA grants under the 2016 Plan equal to 60% of base salary in May 2016, and these grants are considered compensation for fiscal year 2016. The number of shares awarded was calculated by dividing the cash value of the award by the 50-day moving average closing price of $66.89 for the period ending on the trading day immediately preceding the grant date of May 26, 2016.

Named Executive Officer	2016 Value of Restricted Stock Award(s) At Grant ($)
Earl E. Congdon	341,056
David S. Congdon	341,056
Greg C. Gantt	311,004
Adam N. Satterfield	131,333
Kevin M. Freeman	156,205

Stock Ownership Policy

The Compensation Committee strongly believes that our officers’ financial interests should be aligned with the long-term interests of our Company and its shareholders. To further this goal, the Compensation Committee adopted a stock ownership and retention policy (the “Stock Ownership Policy”) applicable to directors and officers of the Company, effective May 19, 2016. Each officer is required to achieve and maintain a level of ownership in our common stock based on a multiple of annual base salary as described below.

Covered Individuals	Base Salary Multiple Threshold
Chief Executive Officer	6.0x (600%) annual base salary
President, Chief Operating Officer and Chief Financial Officer	2.0x (200%) annual base salary
Other Executive Officers	1.5x (150%) annual base salary
All other Officers	1.0x (100%) annual base salary

For purposes of determining whether an officer has satisfied the Stock Ownership Policy, eligible equity may include: (i) shares owned by the officer; (ii) shares owned jointly with the officer’s spouse and/or dependent children; (iii) shares owned by the officer’s spouse or dependent children; (iv) shares held by the officer in a 401(k) plan; (v) shares held in individual brokerage accounts or other custodial accounts or in trust for the benefit of the officer or the officer’s spouse and/or dependent children; (vi) shares underlying time-based restricted stock, restricted stock units, deferred stock units or similar awards (whether vested or unvested); (vii) shares received upon the exercise of stock options, stock appreciation rights or similar awards; and (viii) shares received upon the vesting or earning of performance awards. Shares of phantom stock awarded under the Employee Phantom Stock Plans are not considered eligible equity for purposes of determining compliance with the Stock Ownership Policy.

It is also expected that officers will utilize grants under the 2016 Plan to satisfy the Stock Ownership Policy. Until the applicable thresholds of ownership outlined above are met, an officer is required to retain 50% of the net shares (those shares of common stock that remain after shares are sold, delivered, or withheld in payment of withholding taxes related to equity awards) resulting from the vesting or earning of all RSAs granted on or after the effective date, and 50% of the net shares resulting from the exercise of any stock options granted on or after the effective date.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant's contributions and, at our option, a discretionary contribution that is allocated to all 401(k) participants. Although we consider this match in our evaluation of overall compensation, we believe the maximum employee contribution and matching limits in our plan are, alone, insufficient to enable our named executive officers to save an amount that is adequate for their retirement or be competitive with similarly-situated executives at other companies in our industry. As a result, we offer certain employees, including our named executive officers, the opportunity to participate in a non-qualified deferred compensation plan.

Nonqualified Deferred Compensation Plan

Because we do not provide a significant retirement plan for our named executive officers, we offer them an alternative vehicle for funding their retirement through our 2006 Nonqualified Deferred Compensation Plan. This plan allows eligible participants, including our named executive officers, to defer percentages of both their annual base salary and their monthly non-equity incentive compensation. The retirement benefits for our named executive officers are largely self-funded and unsecured, and the availability of these retirement benefits will depend on our ability to fund future payments. The plan is described in further detail under the caption "Executive Compensation - 2016 Nonqualified Deferred Compensation" in this proxy statement.

Section 162(m) of the Code

Section 162(m) of the Code limits the deduction of certain compensation paid to our named executive officers, other than our Chief Financial Officer, to $1.0 million, unless certain requirements are satisfied. On May 31, 2013, our shareholders reapproved the material terms of the PIP at the 2013 Annual Meeting. This approval enabled us, pursuant to Section 162(m) of the Code, to maximize our income tax deductions for compensation paid to certain participants in the PIP. Although the Compensation Committee considers the deductibility of compensation paid to our named executive officers, it believes that tax deductibility is only one of several factors to consider in determining executive compensation. Accordingly, where it is deemed necessary and in our best interests to attract and retain executive talent, to compete successfully in the industry and to motivate our executives to achieve our strategic goals, the Committee may approve compensation to our named executive officers that exceeds the limits of deductibility under Section 162(m).

Employment Agreements

We currently maintain employment agreements with Earl E. Congdon, our Executive Chairman of the Board, and David S. Congdon, our Vice Chairman of the Board and Chief Executive Officer. These employment agreements are designed to:

•	establish non-competition and non-solicitation agreements, in order to limit our exposure to competition by any of these executives in the event of termination of his employment;

•	provide long-term incentives to retain David S. Congdon and to ensure the continuity of leadership upon the retirement of Earl E. Congdon;

•	provide protection to these executives in the event we experience a change in control; and

•	limit our exposure to a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by the estate of these executives in the event of death.

Each agreement was tailored to address the competitive and financial exposures to both us and the employee referred to above. In response to shareholder feedback following our extensive shareholder outreach efforts and to reflect best practice, in 2016 we amended each employment agreement to remove each executive’s ability to receive termination compensation upon his exercise of the notice exception specified in each agreement. The terms and provisions of these agreements are described in more detail under the caption "Executive Compensation - Employment Agreements" in this proxy statement.

Change of Control and Post-Employment Benefit Considerations

The employment agreements for each of Earl E. Congdon and David S. Congdon provide for post-employment benefits that result from a change in control. In addition, David S. Congdon is entitled to receive post-employment benefits upon termination by us without cause or voluntary termination for “good reason.” A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.” The employment agreements, including post-employment benefits, are described in more detail under the caption "Executive Compensation - Employment Agreements" in this proxy statement.

The Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, as amended, provides for post-employment benefits in the event of termination resulting from a change in control to eligible key executives, including three named executive officers: Greg C. Gantt, Adam N. Satterfield and Kevin M. Freeman. The benefits provided by this plan are described in more detail under the caption "Executive Compensation - Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives" in this proxy statement.

We believe that the employment agreements and the Change of Control Severance Plan for Key Executives provide a reasonable level of protection to our named executive officers in the event we experience a change of control. We also believe the post-employment benefits provided in the employment agreement for David S. Congdon are an effective incentive for retaining this key executive officer, who we believe is critical to our continued success.

Other Benefits and Perquisites

Our named executive officers participate equitably, except as noted below, with all employees in our employee benefits, which include medical, dental, vision, short-term disability and group life insurance. Each named executive officer receives term-life insurance benefits insuring his life for $300,000, if under the age of 70, or $150,000, if over the age of 70. In addition, the employment agreement with David S. Congdon provides for the reimbursement of premiums for term-life insurance coverage up to $10,000,000, subject to certain limitations. This perquisite was granted to Mr. Congdon to protect us from a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by his estate in the event of his death. Earl E. Congdon has obtained, at his own expense, additional life insurance benefits that we deem adequate in mitigating this risk; therefore, no additional life insurance benefits were provided to him.

We provide basic employee group health and dental coverage for all employees but charge a premium for dependent and family coverage. We have waived the premiums for basic coverage for our named executive officers' families, which are included in the “All Other Compensation” column of the Summary Compensation Table under the caption "Executive Compensation - Summary Compensation Table" in this proxy statement.

In 2016, we once again offered our officers, including our named executive officers, the opportunity to participate, on a voluntary basis, in an executive health program. For participants in this program, we paid the costs for a comprehensive health assessment to address their overall medical needs and assess their health risks. Participants, at their own expense, had the opportunity to choose additional testing, if desired. Mr. Earl Congdon and Mr. Satterfield chose to participate in this program, and our cost for each was $1,665 and $2,055, respectively, which cost is included in the “All Other Compensation” column of the Summary Compensation Table under the caption "Executive Compensation - Summary Compensation Table" in this proxy statement. We plan to continue to provide this benefit for our officers, including our named executive officers, on an annual basis.

Each of our named executive officers elected to use a Company-provided vehicle in 2016. During 2016, Messrs. Satterfield and Freeman discontinued their use of Company-provided vehicles and instead elected to receive a vehicle allowance provided by the Company. The taxable value of the personal use of these automobiles and vehicle allowances provided is included in the “All Other Compensation” column of the Summary

Compensation Table under the caption "Executive Compensation - Summary Compensation Table" in this proxy statement.

The employment agreements for Earl E. Congdon and David S. Congdon allow for personal use of our corporate aircraft. In 2016, personal use of our corporate aircraft by our named executive officers represented approximately 11.2% of the total hours that our aircraft were utilized. The incremental cost for the personal use of our corporate aircraft is included in the “All Other Compensation” column of the Summary Compensation Table under the caption "Executive Compensation - Summary Compensation Table" in this proxy statement. We do not provide any tax gross-up payments on any perquisites or benefits.

Advisory Vote on Executive Compensation

Since our 2011 Annual Meeting, we have conducted an advisory vote on the approval of compensation for our named executive officers each year at our annual meeting of shareholders. While this is a non-binding vote, we believe it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation, all of which are disclosed in our proxy statement. Our Board of Directors and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders.

Following the 2016 Annual Meeting, although a majority of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal, the Compensation Committee determined to reassess certain aspects of the Company’s executive compensation program. Our management team conducted an extensive outreach to our shareholders to better understand the factors that contributed to the advisory vote. The responses indicated that the approval percentage for the advisory vote may have been impacted by certain provisions in the Executive Chairman’s and Chief Executive Officer’s employment agreements. Following the shareholder outreach and subsequent discussion with the Compensation Committee and the Board, the Compensation Committee decided to revise those provisions to address the shareholder concerns. The Compensation Committee and the Board have carefully considered the advisory vote results and continue to believe that our existing executive compensation program has been and remains tailored to our business strategies, is consistent with our pay-for-performance philosophy, reflects competitive pay practices and appropriately rewards or penalizes our management team based on the level of financial success of our Company each year. Our strong financial performance in 2016, as well as the results and recommendations of Pearl Meyer following its review and analysis of our executive compensation program, reinforces the view of our Compensation Committee and Board that our executive compensation program is achieving its objectives. This view was further reinforced by the feedback received during our shareholder outreach initiatives.

Nevertheless, we remain committed to periodically evaluating our executive compensation program to ensure that it remains competitive while also providing appropriate incentives for our management to work to create shareholder value. In 2016, the Compensation Committee once again engaged Pearl Meyer to review the competitiveness of and to provide recommendations for our executive compensation program, to analyze our business performance and executive compensation relative to our peers and to provide input on our short- and long-term incentive programs. Based on its review, Pearl Meyer concluded that our financial performance and total shareholder return continue to be strong (both on an absolute basis and relative to our competition) and that executive compensation was directionally aligned with our performance relative to our industry peers, and as a result, did not recommend any changes to our executive compensation program. Pearl Meyer also concluded that our executive compensation program continues to align pay with performance and reinforce our desired objectives. See “Compensation Discussion and Analysis - Role of the Compensation Consultant” above.

The Compensation Committee and the Board of Directors will continue to consider shareholders' sentiments about our core principles and objectives and the analysis of Pearl Meyer when determining future executive compensation. As part of that commitment, we have determined our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at our 2011 Annual Meeting. Our Board of Directors unanimously recommends that you vote “FOR” Proposal 2 at the Annual Meeting. See “Proposal 2 - Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers” in this proxy statement.

In addition, our shareholders once again have the opportunity to express a preference on the frequency of say-on-pay votes at the Annual Meeting. Our Board of Directors unanimously recommends that you vote for “1 Year” on Proposal 3 at the Annual Meeting. See “Proposal 3 - Vote, on an Advisory Basis, on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers" in this proxy statement.

Conclusions

Our Compensation Committee has considered all of the elements of compensation described above and the objective of each element in determining the total amount of current compensation for our named executive officers. The Compensation Committee also considered whether our compensation policies and practices promote or encourage unnecessary and excessive risks and concluded they do not. Our compensation practices, which provide a balanced mix of short- and long-term incentives and use multiple performance metrics, together with our insider trading policy’s prohibitions on hedging and pledging of our securities and our stock ownership requirements, mitigate excessive risk-taking by our named executive officers. In addition, the Compensation Committee considered the review and analysis of our executive compensation program conducted by Pearl Meyer, which helped the Compensation Committee to reaffirm the Company’s compensation strategy and approach. The Compensation Committee believes the amount of each element of pay and the total amount of compensation for each named executive officer are reasonable and appropriate in light of the officer's experience and individual performance, our operational and financial performance relative to our own expectations and the industry, and the officer's role in creating shareholder value.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2016 through incorporation by reference to this proxy statement.
Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Compensation Committee,
Robert G. Culp, III, Chairman
Patrick D. Hanley
Leo H. Suggs
D. Michael Wray

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table provides an overview of compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (together, our “named executive officers”) serving as of December 31, 2016:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Earl E. Congdon Executive Chairman of the Board	2016	594,313	341,056	4,966,908	93,614	5,995,891
	2015	575,328	283,476	5,096,179	74,016	6,028,999
	2014	567,383	280,847	4,498,150	71,219	5,417,599
David S. Congdon Vice Chairman of the Board and Chief Executive Officer	2016	594,313	341,056	4,966,908	115,986	6,018,263
	2015	575,328	283,476	5,096,179	126,479	6,081,462
	2014	567,383	280,847	4,498,150	95,836	5,442,216
Greg C. Gantt President and Chief Operating Officer	2016	541,993	311,004	1,910,349	19,217	2,782,563
	2015	483,667	208,414	1,869,115	18,945	2,580,141
	2014	417,194	206,484	1,513,800	17,554	2,155,032
Adam N. Satterfield (4) Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary	2016	246,791	131,333	955,175	29,666	1,362,965

Kevin M. Freeman (5) Senior Vice President - Sales	2016	272,005	156,205	955,175	28,539	1,411,924

(1)
For 2016, the table reflects the grant date fair value of restricted stock awards granted under the provisions of the 2016 Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to applicable service-based vesting conditions. For 2015 and 2014, the table reflects the aggregate grant date fair value of awards granted during the respective year under the provisions of the Employee Phantom Stock Plans computed in accordance with ASC 718, disregarding the estimate of forfeitures related to applicable service-based vesting conditions. No shares of our common stock may be issued pursuant to the Employee Phantom Stock Plans, as the awards are required to be settled in cash. Our Compensation Committee considers the value of a restricted stock grant or phantom stock grant as part of compensation in the year of grant when evaluating annual compensation for our named executive officers.

(2)
Pursuant to our PIP, we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year, subject to certain restrictions. Cash incentives are generally paid in the month following the actual month in which the cash incentive is earned; therefore, the table reflects the cash incentives earned for each of the 12 months of the respective year, regardless of when the incentive payment was actually made.

(3)	See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2016.

(4)
Mr. Satterfield was appointed Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary effective January 1, 2016. Mr. Satterfield was not a named executive officer for the years ended December 31, 2015 and 2014.

(5)	Mr. Freeman was not a named executive officer for the years ended December 31, 2015 and 2014.

All Other Compensation

The allocation of 2016 “All Other Compensation” from the Summary Compensation Table is presented below:

Name	Personal Use of Corporate Aircraft ($)(1)	Life Insurance Premiums ($)(2)	Health Benefits ($)(3)	Corporate Automobile Benefits ($)(4)	Company Contributions to the 401(k) Plan ($)(5)	Total ($)
Earl E. Congdon	71,712	2,472	4,525	3,697	11,208	93,614
David S. Congdon	77,214	16,965	2,860	7,739	11,208	115,986
Greg C. Gantt	—	1,980	2,860	3,046	11,331	19,217
Adam N. Satterfield	—	300	5,539	14,328	9,499	29,666
Kevin M. Freeman	—	1,290	2,860	13,193	11,196	28,539

(1)	For the purpose of this table, compensation for the personal use of the corporate aircraft is calculated using incremental variable cost per flight hour.

(2)
Includes the following: (i) the taxable excess group term-life insurance premiums under our group term-life insurance policy for all employees; and (ii) reimbursement of term-life premiums for a $10,000,000 policy provided to David S. Congdon under his employment agreement that is further described under the caption “Executive Compensation – Employment Agreements – Employment Agreement with David S. Congdon” in this proxy statement.

(3)
We offered our employees a choice in group health and dental plans that vary by the level of benefits available and premiums paid by the employee. Employee premiums for our basic group plans are waived for our named executive officers. If our named executive officers elect to enroll in plans with higher benefits and premiums, they are required to pay the difference in premiums between the basic plan and the more robust plan selected. The amount in the table reflects (i) the value of the basic group health and dental premiums that we waived for our named executive officers in 2016 ($2,860 for each of Earl E. Congdon, David S. Congdon, Mr. Gantt, and Mr. Freeman, and $3,484 for Mr. Satterfield); and (ii) our cost to provide to our named executive officers the opportunity to participate, on a voluntary basis, in an executive health program ($1,665 for Mr. Earl Congdon and $2,055 for Mr. Satterfield).

(4)
For Mr. Earl Congdon, Mr. David Congdon and Mr. Gantt, the amount reflects compensation for the personal use of a Company-provided vehicle calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven. For Messrs. Satterfield and Freeman, the amount reflects compensation for personal use of a Company-provided vehicle for a portion of 2016 and a vehicle allowance in lieu of a Company-provided vehicle for the remainder of 2016.

(5)
Each of our named executive officers is eligible to participate in the Old Dominion 401(k) Employee Retirement Plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guarantee a match of 30% of the first 6% of all employee contributions. Additional employer contributions may be awarded on a non-discriminatory basis to all participants at the discretion of our Board of Directors, and such discretionary employer contributions were awarded in 2016.

2016 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made to our named executive officers during fiscal 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
Earl E. Congdon	5/26/2016	—	—	—	5,334	341,056
David S. Congdon	5/26/2016	—	—	—	5,334	341,056
Greg C. Gantt	5/26/2016	—	—	—	4,864	311,004
Adam S. Satterfield	5/26/2016	—	—	—	2,054	131,333
Kevin M. Freeman	5/26/2016	—	—	—	2,443	156,205

(1)
Each grant of restricted stock reflects an award to the named executive officer equal to 60% of his base salary on the grant date divided by the average closing price of our common stock for the 50-day period beginning March 16, 2016 and ending May 25, 2016. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers.

(2)
The grant date fair value of restricted stock awards, computed in accordance with ASC 718, was determined by the number of shares set forth above multiplied by the grant date closing share price of $63.94 as reported on the NASDAQ Global Select Market.

Our 2016 Plan is discussed in more detail under the caption "Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan" in this proxy statement.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table reflects awards under our equity-based award incentive plans to our named executive officers that have not vested at year-end 2016:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Earl E. Congdon	5/26/2016 (1)	5,334.0	457,604
	2/11/2015 (2)	3,042.4	261,007
	2/26/2014 (2)	3,136.2	269,055
	2/13/2013 (2)	3,081.2	264,336
David S. Congdon	5/26/2016 (1)	5,334.0	457,604
	2/11/2015 (2)	3,042.4	261,007
	2/26/2014 (2)	3,136.2	269,055
	2/13/2013 (2)	3,081.2	264,336
	2/13/2012 (2)	8,976.0	770,051
Greg C. Gantt	5/26/2016 (1)	4,864.0	417,283
	2/11/2015 (2)	2,236.8	191,895
	2/26/2014 (2)	2,305.8	197,815
	2/13/2013 (2)	2,265.6	194,366
	2/13/2012 (2)	6,600.0	566,214
Adam N. Satterfield	5/26/2016 (1)	2,054.0	176,213
	2/11/2015 (2)	1,033.6	88,673
	2/26/2014 (2)	1,065.6	91,418
	2/13/2013 (2)	1,047.2	89,839
	2/13/2012 (2)	1,663.5	142,712
Kevin M. Freeman	5/26/2016 (1)	2,443.0	209,585
	2/11/2015 (2)	1,342.4	115,164
	2/26/2014 (2)	1,383.6	118,699
	2/13/2013 (2)	1,359.2	116,606
	2/13/2012 (2)	3,960.0	339,728

(1)
This unvested restricted stock award under the 2016 Plan is scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan".

(2)
This unvested phantom stock awards under the Employee Phantom Stock Plans are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - Employee Phantom Stock Plans." No shares of common stock may be issued pursuant to our Employee Phantom Stock Plans, as the awards are required to be settled in cash.

(3)
The market value of phantom stock awards and restricted stock awards that have not vested at year-end 2016 for each named executive officer is determined by multiplying the number of shares set forth above by the December 30, 2016 (the last business day of our fiscal year) closing share price of $85.79 as reported on the NASDAQ Global Select Market.

2016 Phantom Stock Vested

The following table displays the phantom stock awards to our executive officers that vested during 2016 under our Employee Phantom Stock Plans. No restricted stock awards to our executive officers under the 2016 Plan vested during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Earl E. Congdon(1)	3,346.6	-(3)
David S. Congdon	8,290.6	-(4)
Greg C. Gantt	5,160.6	-(5)
Adam N. Satterfield	1,137.2	-(6)
Kevin M. Freeman	3,216.4	-(7)

(1)
Earl E. Congdon attained the age of 65 while employed with us and therefore all of his awards under the 2005 Phantom Stock Plan vested prior to 2016. All awards that vested in 2016 were granted under the 2012 Phantom Stock Plan.

(2)
Participants are only entitled to receive cash amounts due for each vested share of phantom stock on the settlement date, which is distributed from our general funds. As a result, the value of the phantom shares vested during 2016, as well as prior-year vested phantom shares, is deferred until the settlement date. The value realized on the settlement date will be based on the fair market value of our common stock on such date as defined in the plans. Unless determined otherwise by the Compensation Committee, the settlement date generally is the earliest of: (i) the date of the participant's termination of employment on or after attaining age 55 (for awards under the 2005 Phantom Stock Plan), or age 65 (for awards under the 2012 Phantom Stock Plan), for any reason other than death, total disability, or for cause; (ii) the date of the participant's death while employed by us; or (iii) the date of the participant's termination of employment as a result of total disability.

(3)
The market value of phantom shares that vested during 2016 for Earl E. Congdon was $287,105, as determined by multiplying the number of phantom shares that vested in 2016 set forth above by the December 30, 2016 closing share price of $85.79 as reported on the NASDAQ Global Select Market. The market value of Earl E. Congdon's total of 61,875.2 vested phantom shares at year-end 2016 was $5,308,273.

(4)
The market value of phantom shares that vested during 2016 for David S. Congdon was $711,251, as determined by multiplying the number of phantom shares that vested in 2016 set forth above by the December 30, 2016 closing share price of $85.79 as reported on the NASDAQ Global Select Market. The market value of Mr. Congdon's total of 45,814.0 vested phantom shares at year-end 2016 was $3,390,383. Mr. Congdon is under the age of 65; therefore, Mr. Congdon has 7,473.2 vested shares under the 2012 Phantom Stock Plan that remain subject to the forfeiture provisions.

(5)
The market value of phantom shares that vested during 2016 for Mr. Gantt was $442,728, as determined by multiplying the number of phantom shares that vested in 2016 set forth above by the December 30, 2016 closing share price of $85.79 as reported on the NASDAQ Global Select Market. The market value of Mr. Gantt's total of 27,452.6 vested phantom shares at year-end 2016 was $2,355,159. Mr. Gantt is under the age of 65; therefore, Mr. Gantt has 5,493.8 vested shares under the 2012 Phantom Stock Plan that remain subject to the forfeiture provisions.

(6)
The market value of phantom shares that vested during 2016 for Mr. Satterfield was $97,560, as determined by multiplying the number of phantom shares that vested in 2016 set forth above by the December 30, 2016 closing share price of $85.79 as reported on the NASDAQ Global Select Market. The market value of Mr. Satterfield's total of 2,539.6 vested phantom shares at year-end 2016 was $217,872.

Mr. Satterfield is under the age of 55; therefore, all vested shares under the 2005 Phantom Stock Plan and the 2012 Phantom Stock Plan remain subject to the forfeiture provisions.

(7)
The market value of phantom shares that vested during 2016 for Mr. Freeman was $275,935, as determined by multiplying the number of phantom shares that vested in 2016 set forth above by the December 30, 2016 closing share price of $85.79 as reported on the NASDAQ Global Select Market. The market value of Mr. Freeman's total of 17,078.8 vested phantom shares at year-end 2016 was $1,465,190. Mr. Freeman is under the age of 65; therefore, Mr. Freeman has 3,296.8 vested shares under the 2012 Phantom Stock Plan that remain subject to the forfeiture provisions.

2016 Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers' contributions and earnings in our deferred compensation plans in 2016:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Earl E. Congdon	—	—	496,202	—	7,027,260
David S. Congdon	—	—	575,194	—	7,544,455
Greg C. Gantt	—	—	65,339	—	1,662,777
Adam N. Satterfield	—	—	1,764	—	16,839
Kevin M. Freeman	—	—	41,926	236,326	1,013,649

(1)
Contributions represent deferrals of certain amounts of salary and cash incentives awarded pursuant to our PIP, which are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table. Our named executive officers did not defer any compensation for 2016.

(2)
Aggregate earnings represent the return on the investment options selected by each named executive officer in 2016 in our deferred compensation plans. Earnings are not guaranteed rates of return and reflect actual market fluctuations of the funds in which they are deemed to be invested. These earnings are calculated in the same manner and at the same rate as earnings on externally managed funds or are based upon other market determined rates; therefore, participant earnings in the deferred compensation plans are not considered as above-market or preferential earnings and are not included in the Summary Compensation Table.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Nonqualified Deferred Compensation Plan”) to permit certain of our management employees, including each of the named executive officers, to defer receipt of current compensation. This plan was amended and restated effective January 1, 2009, and further amended effective January 1, 2010, November 10, 2011 and January 29, 2015. The Nonqualified Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from one to fifty percent and/or (ii) non-equity incentive compensation by a whole number percentage from one to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options that mirror the actual performance of publicly-traded funds. Deferral amounts, along with gains and losses on investment options in which participants are deemed invested, are posted to the deferred compensation account of each participant. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are subject to elections made by the participants, which generally require a five-year waiting period for active employees; however, distributions can begin immediately in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a Company borrowing agreement. Payments are made from the Nonqualified Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant. The plan also allows us, in our sole discretion and without any participant discretion or election, to make a mandatory lump-sum payment in settlement of a participant's entire accrued benefit.

Prior to the adoption of the Nonqualified Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation. The deferral of wages earned subsequent to December 31, 2004 is no longer permitted under this plan, as required by Section 409A of the Code.

Potential Payments Upon Termination or Change of Control

Potential payments and benefits upon termination without cause, which includes resignation, retirement, death and total disability, or change of control, are provided to our named executive officers pursuant to (i) the provisions of Earl E. Congdon's and David S. Congdon's employment agreements (to the extent applicable), (ii) the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives (to the extent applicable), (iii) our Employee Phantom Stock Plans and (iv) our 2016 Plan. All payments and benefits are forfeited if termination of the named executive officer resulted (i) for cause, (ii) from failure to comply with the non-competition and non-solicitation provisions of the respective plan and/or agreement, or (iii) from termination by the executive for a reason not constituting “good reason.” A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.”

Earl E. Congdon's employment agreement provides for a payment equal to three times the sum of his base salary before a triggering event plus the annual bonus under the PIP paid to him for the preceding calendar year. This estimated amount is payable in a lump sum and due only if his employment is terminated: (i) by our exercise of a 120-day notice exception; (ii) by Mr. Congdon for “good reason” as defined in the agreement; or (iii) as a result of the expiration of the employment agreement on November 1, 2018; and such termination occurs within 12 months after a change of control. There would be no payment upon termination if Mr. Congdon's employment is terminated as described above and such termination does not occur within 12 months of a change in control (or, in the case of a termination for “good reason” due to a fundamental disagreement with the Board, within three years after a change in control), or Mr. Congdon's employment is terminated at any time due to his resignation, retirement, death or total disability or by us for cause.

David S. Congdon's employment agreement provides for three years of salary continuation, calculated by averaging the highest three years of base salary and annual bonus paid under the PIP within the previous five years prior to a triggering event. The settlement provisions of this agreement are further described in the “Employment Agreements” section below.

Pursuant to the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, our other named executive officers are entitled to three times the sum of the executive's base salary in effect immediately before the triggering event and the average of cash incentives paid under the PIP in the preceding three full calendar years. This estimated amount is payable over the compensation continuance period on the normal payroll payment schedule for salaried employees and due only if the executive's employment is terminated within 12 months of a change of control, and is reduced to two-thirds of this amount if terminated within 13 to 24 months of a change in control and is further reduced to one-third of this amount if terminated within 25 to 36 months of a change in control. There would be no payment upon termination of employment for resignation, retirement, death, total disability or by us for cause.

Our named executive officers, or their beneficiaries, would also receive payments due to them at retirement, death or disability pursuant to our non-discriminatory 401(k) retirement plan, our Employee Phantom Stock Plans, our 2016 Plan and our deferred compensation plans. The vested amounts due to each named executive officer under our Employee Phantom Stock Plans, under our 2016 Plan and under our deferred compensation plans are provided under the captions “Executive Compensation - 2016 Phantom Stock Vested,” “Executive Compensation - 2016 Stock Incentive Plan," and “Executive Compensation - 2016 Nonqualified Deferred Compensation” in this proxy statement.

Below is a table showing the amount of post-employment compensation and benefits that would be provided to each named executive officer due to a termination of employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2016. The amounts in the table below do not include payments for compensation and benefits earned prior to the triggering event or gross-ups for excise taxes.

	Termination of Service		Change in Control(3)
Name	With Cause ($)	Without Cause ($)(1)	Without Termination of Service ($)	With Termination of Service ($)
Earl E. Congdon	—	1,252,002	1,252,002	18,026,762 (4)
David S. Congdon	—	18,345,939 (2)	2,022,053	18,345,939 (5)
Greg C. Gantt	—	1,567,572	1,567,572	8,522,809 (6)
Adam N. Satterfield	—	588,854	588,854	2,055,988 (7)
Kevin M. Freeman	—	899,783	899,783	4,555,093 (8)

(1)
Pursuant to our Employee Phantom Stock Plans and our 2016 Plan, previously unvested awards of phantom stock and unvested awards of restricted stock would be accelerated upon termination of service without cause in the case of death or total disability for each of our named executive officers (calculated using the number of unvested shares and awards multiplied by the closing share price of our common stock of $85.79 at December 30, 2016, as reported on the NASDAQ Global Select Market).

(2)
David S. Congdon, upon termination without cause, would also receive payments and benefits provided for under the provisions of his employment agreement of $16,288,888 and welfare benefits of $34,998 (welfare benefits are not provided if the termination of service results from death).

(3)
A change in control, without termination of service for the named executive officers, provides for the accelerated vesting of: (i) previously unvested awards of phantom stock pursuant to our Employee Phantom Stock Plans; and (ii) only in the event such awards are not assumed or substituted by the surviving company, unvested awards of restricted stock pursuant to our 2016 Plan. The amounts in the “Without Termination of Service” column are calculated using the number of each named executive officer's unvested shares multiplied by the closing share price of our common stock of $85.79 at December 30, 2016, as reported on the NASDAQ Global Select Market. The amounts in the “With Termination of Service” column reflect acceleration of previously unvested awards of restricted stock under the 2016 Plan for each named executive officer in the event of a change of control if (i) such awards are not assumed or substituted by the surviving company, or (ii) his employment is terminated by the Company not for cause or by him for good reason within specified time periods (even if such awards are assumed or substituted by the surviving company).

(4)
Earl E. Congdon, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of his employment agreement of $16,774,760. Pursuant to our Employee Phantom Stock Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $794,398. Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $457,604. The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $85.79 at December 30, 2016, as reported on the NASDAQ Global Select Market.

(5)
David S. Congdon, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of his employment agreement of $16,288,888 and welfare benefits of $34,998. Pursuant to our Employee Phantom Stock Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $1,564,449. Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $457,604. The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $85.79 at December 30, 2016, as reported on the NASDAQ Global Select Market.

(6)
Greg C. Gantt, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the employee severance agreement of $6,920,239 and welfare benefits of $34,998. Pursuant to our Employee Phantom Stock Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $1,150,289. Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $417,283. The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $85.79 at December 30, 2016, as reported on the NASDAQ Global Select Market.

(7)
Adam N. Satterfield, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the employee severance agreement of $1,432,136 and welfare benefits of $34,998. Pursuant to our Employee Phantom Stock Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $412,641. Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $176,213. The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $85.79 at December 30, 2016, as reported on the NASDAQ Global Select Market.

(8)
Kevin M. Freeman, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the employee severance agreement of $3,620,312 and welfare benefits of $34,998. Pursuant to our Employee Phantom Stock Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $690,198. Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $209,585. The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $85.79 at December 30, 2016, as reported on the NASDAQ Global Select Market.

Existing Life Insurance Policies

David S. Congdon is eligible to receive a life insurance benefit that provides the executive and his family with up to $10,000,000 in coverage at preferred rates, with premiums being paid or reimbursed by us under his employment agreement. Upon his death, Mr. Congdon's elected beneficiaries would receive the death benefits provided for under the policy he has obtained, which are currently $10,000,000.

Employment Agreements

We currently have employment agreements with Earl E. Congdon and David S. Congdon, which were approved by the Board of Directors based on the recommendation of the Compensation Committee. Each agreement requires the executive to perform duties customarily performed by a person holding his respective position and to perform other services and duties reasonably assigned from time to time by us or, with respect to the agreement with Earl E. Congdon, by the Board of Directors. As described in the “Compensation Discussion and

Analysis” section above, in response to shareholder feedback following our extensive shareholder outreach efforts and to reflect best practice, in 2016 we amended each employment agreement to remove each executive’s ability to receive termination compensation upon his exercise of the notice exception specified in each agreement. The terms and provisions of these agreements, as modified by the 2016 amendments, are described in more detail below.

Employment Agreement with Earl E. Congdon

The second amended and restated employment agreement with Earl E. Congdon, as amended, entitles him, while employed by us, to: (i) receive a base salary to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers; (ii) participate in the PIP; (iii) participate in any of our other bonus or incentive plans (whether in existence on the date of the employment agreement or later established) in which our other senior executives are entitled to participate; (iv) receive a discretionary bonus if so awarded by the Board from time to time; (v) participate in certain other plans and benefits we offer to our senior executives generally; (vi) personal use of our corporate aircraft (in accordance with our general policy); and (vii) an automobile for personal and business use. Although the Board may also award a discretionary bonus to be paid in the manner specified by the Board at the time any such bonus is approved, no such bonuses were approved or paid during 2016.

The employment agreement shall continue until the earliest of: (i) November 1, 2018; (ii) the date of his death; (iii) the specified date of termination under either our or his exercise of a 120-day notice exception; (iv) the date of termination by the Company for cause; (v) the date he terminates his employment for Good Reason; or (vi) the date of termination resulting from his total disability.  “Good Reason” is generally defined as: (i) our material breach of any provision of the agreement; (ii) his failure to be elected or re-elected to the Board; (iii) a material reduction in his base salary or incentive bonus opportunities; (iv) the merger of the Company or transfer of a significant portion of its assets unless the successor assumes all of our duties and obligations under the agreement; (v) the assignment of duties to him inconsistent with his position in the Company; (vi) the exclusion of his participation in our employee benefit plans; (vii) the transfer of his primary work location to a location that is more than 30 miles from his current primary work location or the requirement that he relocate his principal residence more than 30 miles from his current primary work location; (viii) our requirement that he travel on Company business to a substantially greater extent than required immediately prior to the date of the agreement; or (ix) the occurrence of a Fundamental Disagreement.

A “Fundamental Disagreement” is generally defined as a material disagreement between Mr. Congdon and the Board that occurs within three years after a Change of Control, concerns the strategic direction of the Company or another issue of fundamental importance to the Company and is deemed to be a Fundamental Disagreement by a majority of the members of the Board who are not also members of his family.

Mr. Congdon is generally entitled to certain compensatory benefits under the agreement if his employment is terminated within 12 months of a Change of Control (other than a termination for cause or as a result of Mr. Congdon's death or total disability). Generally, a "Change of Control" is defined to be the earliest of: (i) the date any person or group of persons, directly or indirectly, becomes the beneficial owner of 35% or more of the combined voting power of our then outstanding shares of common stock (excluding Mr. Congdon, our employee benefit plans, and any member of Mr. Congdon's family unless a majority of the independent members of the Board determines that such family member's beneficial ownership creates a substantial threat to corporate policy and effectiveness); (ii) the date when individuals who at the beginning of any two-year period constitute the Board, plus new directors whose nomination or election was approved by at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the Board; (iii) the date of an equity transaction that would result in our voting securities immediately prior to the transaction representing less than 60% of the combined voting power of the Company or a surviving entity immediately after the transaction; (iv) the date of a complete liquidation or winding-up of the Company; (v) the date of the sale or disposition of all or substantially all of our assets; or (vi) the date of our bankruptcy filing.

If Mr. Congdon's employment is terminated by the Company by exercise of the 120-day notice exception, by Mr. Congdon for Good Reason, or as a result of the expiration of the term on November 1, 2018, and such termination occurs within 12 months after a Change of Control (or, in the case of a termination for Good Reason due to a Fundamental Disagreement, within three years after the Change of Control), he is entitled to receive a lump sum payment of any compensation due but not yet paid through the termination date plus a payment equal to three times the sum of (i) his annual base salary in effect at that time and (ii) the annual bonus paid to him for the preceding calendar year under the PIP.

If Mr. Congdon's employment is terminated as described above and such termination does not occur within 12 months after a Change of Control (or, in the case of a termination for Good Reason due to a Fundamental Disagreement, within three years after the Change of Control), or Mr. Congdon's employment is terminated at any time due to his death or total disability or by the Company for cause, he is only entitled to receive in a lump sum any compensation due but not yet paid through the termination date.

Any amounts payable to Mr. Congdon in connection with his termination will be paid on the first day of the seventh calendar month following the calendar month in which his termination occurs as required by Section 409A of the Code. If Mr. Congdon terminates his employment for Good Reason or we terminate him for cause, each party generally will have 30 days after the receipt of the notice of termination to cure the reason given in the notice.  In the event that such cure is timely and to the satisfaction of the parties, the notice of termination would become null and void.

Mr. Congdon is also subject to a non-competition and non-solicitation clause, which covers the term of his employment plus the twenty-four month period following his termination of employment. In addition, Mr. Congdon's bonus, incentive and/or equity-based compensation paid to him under or pursuant to the terms of the employment agreement or any other plan or program of the Company will be subject to any recoupment, "clawback" or similar policy adopted by the Board after the date of the employment agreement.

Employment Agreement with David S. Congdon

The amended and restated employment agreement with David S. Congdon, as amended, entitles him, while employed by us, to: (i) a base salary, to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers; (ii) participate in the PIP, any of our other bonus or incentive plans (whether in existence at the date of the employment agreement or later established) in which our other senior executives are entitled to participate and certain other plans and benefits we offer to our senior executives generally; (iii) a discretionary bonus as determined by the Board; (iv) the personal use of our corporate aircraft (in accordance with our general policy); (v) an automobile for personal and business use; and (vi) receive a life insurance benefit that provides him and his family with up to $10,000,000 in coverage at preferred rates, with premiums being paid or reimbursed by us.

This agreement provides for a term that continues until the earliest of: (i) the death of the executive; (ii) written notice by the executive or us of a desire to terminate, subject to a 90-day notice requirement; (iii) termination for cause; (iv) termination by the executive for “Good Reason,” which is generally defined above under “Employment Agreement with Earl E. Congdon”; or (v) termination resulting from total disability. Unless written notification is provided by Mr. Congdon or us, the term is automatically extended on the first day of each month for one additional calendar month, unless Mr. Congdon or we desire to fix the term for a definite three-year period.

If termination of the employment of Mr. Congdon, either voluntarily or by us, results in a compensation continuance termination event, Mr. Congdon is entitled to receive his base salary through the last day of the month of termination and, for the three-year period following termination, an annual amount equal to the average of Mr. Congdon's base salary and his annual bonus under our non-equity incentive plan for the three calendar years within the five calendar-year period preceding termination that produces the highest average annual compensation. A compensation continuance termination event is defined in the employment agreement to mean termination due to: (i) our exercise of the 90-day notice exception; (ii) Mr. Congdon's total disability; (iii) Good Reason; or (iv) the expiration of a three-year term after being fixed by us. If the excise tax under Section 4999 of the Code would apply to such payments, they will be reduced or otherwise adjusted so that the excise tax will not apply. Mr. Congdon's final average compensation payable during the first six months of the compensation continuance period shall be paid to him in a lump sum as of the first day of the seventh calendar month of the compensation continuance period. During such period, he will also receive continued coverage under our medical, dental, vision and life insurance benefit programs. If the termination does not result in a compensation continuance termination event, Mr. Congdon is due only his base salary through the last day of the month in which the termination date occurs.

Mr. Congdon is also subject to a non-competition and non-solicitation clause, which covers the term of his employment plus the twenty-four month period following his termination of employment. In addition, Mr. Congdon’s bonus, incentive and/or equity-based compensation paid to him under or pursuant to the terms of the employment agreement or any other plan or program of the Company will be subject to any recoupment, “clawback” or similar policy adopted by the Board after the date of the employment agreement.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On May 16, 2005, the Board approved and we adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives (the “Severance Plan”) for eligible key executives as determined by the Compensation Committee. Messrs. Gantt, Satterfield and Freeman are eligible key executives under the Severance Plan. Earl E. Congdon and David S. Congdon are parties to employment agreements that provide change of control and severance benefits as summarized above and, accordingly, do not participate in the Severance Plan. The Severance Plan was amended and restated effective January 1, 2009 to comply with Section 409A of the Code. Under the Severance Plan, termination of a participant's employment by us for any reason other than for cause, death or total disability, or by the participant for Good Reason occurring within 36 months following a change in control, entitles the participant to receive the following benefits: (i) receipt of base salary through the last day of the month in which the termination date occurs; (ii) a monthly benefit equal to the participant's monthly termination compensation, as defined in the Severance Plan, during the compensation continuance period; and (iii) continued participation in our welfare benefit plans until the earlier of the participant's death or the last day of the calendar month in which the participant receives his final payment of termination compensation. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service completed by the participant as of the termination date in excess of 10 years, not to exceed 36 calendar months.

DIRECTOR COMPENSATION

2016 Compensation of Directors

The following table reflects compensation earned for services performed in 2016 by members of our Board of Directors who were not named executive officers:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($) (2)	Total ($)
J. Paul Breitbach (3)	31,250	—	26,500	57,750
John R. Congdon, Jr.	75,000	95,526	—	170,526
Robert G. Culp, III	105,000	95,526	1,500	202,026
Bradley R. Gabosch	43,750	95,526	—	139,276
Patrick D. Hanley	43,750	95,526	—	139,276
John D. Kasarda	85,000	95,526	1,500	182,026
Leo H. Suggs	75,000	95,526	4,500	175,026
D. Michael Wray	95,000	95,526	1,500	192,026

(1)
Each non-employee director was awarded a grant of restricted stock equal to $100,000 on May 26, 2016, as determined by the 50-day average closing price of our common stock ($66.89) beginning March 16, 2016 and ending May 25, 2016. The grant date fair value of these awards, computed in accordance with ASC 718, was determined by multiplying the 1,494 restricted stock awards by the closing price of our common stock of $63.94 on the grant date of May 26, 2016, as reported on the NASDAQ Global Select Market. The value of each restricted stock award assumes that all shares will vest in accordance with the requirements of the 2016 Plan described in "Components of Compensation" below. As of December 31, 2016, the restricted stock award of 1,494 shares granted on May 26, 2016 represented the only unvested shares for each non-employee director.

(2)
The amount in the table reflects: (i) our contribution to a qualifying charitable organization, recognized as a tax-exempt organization under Section 501(c)(3) of the Code, made on behalf of the non-employee director ($26,500 for Mr. Breitbach, $1,500 for Mr. Culp, $1,500 for Dr. Kasarda, $1,500 for Mr. Suggs and $1,500

for Mr. Wray); and (ii) our cost to provide our non-employee directors with the opportunity to participate, on a voluntary basis, in an executive health program ($3,000 for Mr. Suggs).

(3)	Mr. Breitbach retired as a director at the end of his term in May 2016.

Components of Compensation

In 2016 and based upon the recommendation of Pearl Meyer and the Compensation Committee, the Board determined that it would be in the best interests of the Company to increase the annual equity-based grant amount for each non-executive director from $80,000 to $100,000, effective January 1, 2016. The Board made no changes to the cash retainer compensation payable to non-employee directors.

The annual retainers, for both the Board and its Committees, are paid ratably at the end of each fiscal quarter. Directors receive reimbursement of certain business and travel expenses incurred in their capacities as directors. Otherwise, there is no additional compensation provided for attendance at in-person or telephonic meetings. As employees in 2016, Earl E. Congdon and David S. Congdon received no retainer or restricted stock awards for Board service.

Non-employee members of the Board are eligible to receive grants under the 2016 Plan. RSAs granted to non-employee directors under the 2016 Plan generally vest upon the earlier to occur of the following, provided the participant is still serving as a director: (i) the one-year anniversary of the grant date; (ii) the date of a change of control in our ownership; (iii) death; or (iv) total disability. Awards that are not vested upon termination of service as a director are forfeited. Each director is also subject to our Stock Ownership Policy, and is required to achieve and maintain a stock ownership threshold equal to three times the annual Board cash retainer. The descriptions of eligible equity and treatment of grants under the 2016 Plan described above for officers also apply to directors. See “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan - Stock Ownership Policy.”

The compensation structure applicable for 2016 is provided below:

Director Role	Annual Cash Retainer Amount ($)	Annual Equity-Based Incentive Compensation ($)
Member (all non-executive directors)	75,000	100,000
Audit Committee Chairman (1)	20,000	—
Compensation Committee Chairman (1)	10,000	—
Governance and Nomination Committee Chairman (1)	10,000	—
Lead Independent Director (1)	20,000	—

(1)
Each non-executive Chairman of a Board Committee and the Lead Independent Director receives an annual retainer for service as Chairman of a Committee and/or as Lead Independent Director, which is in addition to the non-executive retainer of $75,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2016 relating to our only equity compensation plan, the 2016 Plan, under which grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(c)
Equity compensation plans approved by shareholders	—	—	1,927,305 (1)
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	1,927,305 (1)

(1)
The total shares available for future issuance in column (c) may be the subject of awards other than options, warrants or rights granted under the 2016 Plan. As of December 31, 2016, only grants of restricted stock had been awarded under the 2016 Plan.

RELATED PERSON TRANSACTIONS

Executive Officer and Director Family Relationships

Earl E. Congdon, the Executive Chairman of our Board of Directors, is the father of David S. Congdon, the Vice Chairman of our Board of Directors and Chief Executive Officer. John R. Congdon, Jr., a director, is the nephew of Earl E. Congdon. At March 9, 2017, members of the Congdon family, in the aggregate, beneficially owned approximately 26% of our outstanding common stock.

Other Family Relationships

Mark A. Penley, our Director - Safety and Employee Relations, is the grandson of Earl E. Congdon and the nephew of David S. Congdon. For the year ended December 31, 2016, we paid Mr. Penley a base salary and bonus of $218,031, as well as other benefits totaling $5,863 (including our matching contributions to Mr. Penley's 401(k) plan account). Mr. Penley continues to serve as our Director - Safety and Employee Relations, and during 2017 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2016.

Matthew A. Penley, who serves as one of our National Account Executives, is the grandson of Earl E. Congdon and the nephew of David S. Congdon. For the year ended December 31, 2016, we paid Mr. Penley a base salary and bonus of $175,396, as well as other benefits totaling $7,091 (including our matching contributions to Mr. Penley's 401(k) plan account). Mr. Penley continues to serve as a National Account Executive for us, and during 2017 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2016.

Christopher M. Harrell, our Director - Maintenance Administration & Fuel, is the son-in-law of David S. Congdon. For the year ended December 31, 2016, we paid Mr. Harrell a base salary and bonus of $222,175, as well as other benefits totaling $18,752 (including our matching contributions to Mr. Harrell's 401(k) plan account). Mr. Harrell continues to serve as our Director - Maintenance Administration & Fuel, and during 2017 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2016.

Matthew H. Nowell, our Director - Real Estate Development, is the son-in-law of David S. Congdon. For the year ended December 31, 2016, we paid Mr. Nowell a base salary and bonus of $218,031, as well as other benefits totaling approximately $16,792 (including our matching contributions to Mr. Nowell's 401(k) plan account). Mr. Nowell continues to serve as our Director - Real Estate Development, and during 2017 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2016.

Transactions with Old Dominion Truck Leasing, Inc.

Old Dominion Truck Leasing, Inc. (as defined above, “Leasing”) is a North Carolina corporation whose voting stock is beneficially owned by members of the Congdon family. Leasing is primarily engaged in the business of leasing tractors, trailers and other vehicles as well as providing contract dedicated fleet services. John R. Congdon, Jr. serves as Chairman of the Board and Chief Executive Officer of Leasing. Earl E. Congdon and David S. Congdon currently serve as members of Leasing's Board of Directors. From time to time, we have collaborated with Leasing for the purchase of certain equipment and fuel. Our collaboration with Leasing for the purchase of fuel ended in the fourth quarter of 2015.

We purchased $254,000 of maintenance and other services from Leasing in 2016. We intend to continue to purchase maintenance and other services from Leasing, provided that Leasing’s prices continue to be favorable to us. In addition, we received $12,000 from Leasing for its rental of property from us in 2016.

Audit Committee Approval and Related Person Transaction Policy

Each of the foregoing transactions or series of transactions was reviewed and approved by the Audit Committee of our Board of Directors. In considering whether to approve such transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of the transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions in which we are a participant to help ensure that any such transactions are identified and given appropriate consideration. Generally, any financial transaction, arrangement or relationship in an amount exceeding $120,000 in which we are or would be a participant, and in which any related person, as defined by Item 404 of Regulation S-K under the Exchange Act, has or would have a direct or indirect material interest, requires the approval of the Audit Committee or a majority of the disinterested members of the Board. In making such approval, the Audit Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of us and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including, but not limited to: (i) the benefits to us; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Notwithstanding the foregoing, the Audit Committee has adopted a special approval process for certain transactions that we have entered into and will likely continue entering into with Leasing. These transactions include the following four types of transactions with Leasing, which have been separately approved by the Audit Committee:  (i) vehicle repair, maintenance and other services that we provide to Leasing in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee ("Type 1"); (ii) vehicle repair, maintenance and other services that Leasing provides to us in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee ("Type 2"); (iii) leases of dedicated equipment for specific customers, who reimburse us for the lease amount through a periodic billing process that includes charges for additional services we provide ("Type 3"); and (iv) collaboration with Leasing for the purchase of certain equipment and fuel as long as the collaboration continues to be in our best interests (“Type 4”). There were no Type 3 transactions in 2016. In the event of a Type 3 transaction and prior to providing leased equipment to our customers, however, we will obtain a minimum of three bids from vendors approved by the customer. When Leasing is one of the vendors approved to submit bids, we will disclose to the customer our affiliation with Leasing. Any Type 3 transaction in connection with which we receive commissions or other financial benefit from Leasing in an amount that, together with all other Type 3 transactions entered into since the last review of such transactions by the Audit Committee, exceeds $120,000 will require the approval of the Audit Committee. With respect to each such transaction that is entered into or in conjunction with Leasing, the Audit Committee will not approve such transaction unless it determines that such transaction is in the best interest of Old Dominion and our shareholders and that the terms are at least as favorable as those that could be obtained in an arms-length negotiation.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved related person transactions greater than $120,000 that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship. Except as discussed above, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our process for review, approval or ratification (as summarized above) with related persons in which the Company was or is to be a participant, the amount involved exceeded $120,000 and any related person had or will have a direct or indirect material interest.

PROPOSAL 2 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (a "say-on-pay" vote). Taking into consideration the voting results from our 2011 Annual Meeting concerning the frequency of the shareholder advisory vote to approve the compensation of our named executive officers, we determined that we will hold an annual advisory vote to approve the compensation of our named executive officers until the Annual Meeting. Our shareholders once again have the opportunity to vote on the frequency of say-on-pay under "Proposal 3 - Vote, on an Advisory Basis, on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers" below.

While the demand for our services remained relatively flat during 2016, we nonetheless remained committed to our long-term growth strategy of investing in capacity and providing best-in-class service. We believe our capacity will benefit from the $417.9 million of investments in real estate, equipment and technology, while our greater than 99% on-time deliveries and our below 0.3% cargo claims ratio will drive long-term market share growth.

As a result of these investments and lower than expected revenue growth, certain operating costs increased as a percent of revenue. These increases led to a 60 basis-point increase in our operating ratio to 83.8% in 2016 as compared to the prior year. We also continued the investment in total shareholder value creation through our share repurchase program, through which we repurchased a total of $130.3 million during 2016. We believe our financial position at the end of 2016 was strong, as evidenced by a 200 basis-point improvement in our debt-to-total capitalization to 5.4% as of December 31, 2016 as compared to 7.4% as of the end of 2015. We believe the strength of our financial position was attributable to the execution of our strategic plan, which included key decisions made by our named executive officers. Furthermore, review and analysis of our executive compensation program presented by Pearl Meyer to our Compensation Committee in October 2016 demonstrated that our program continues to align executive compensation with our performance, and that our program is well-aligned with our performance relative to our peers. Our strong financial performance in 2016 reinforces the views of our Compensation Committee and Board of Directors that our executive compensation program is achieving its objectives.

Highlights of our executive compensation program include the following:

•	Pay-for-Performance

•
Our PIP is designed to tie a significant portion of current cash compensation directly to corporate performance. PIP payouts are directly tied to changes in our profitability, ensuring that our executive compensation is aligned with our financial performance. Just as our PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined, it can produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.

•	Focus on Long-Term Success

•
Historically, our compensation program provided for phantom stock awards designed to reward loyalty and the creation of shareholder value. These awards vest over five years but are not settled until retirement or termination of employment, which may be much later. The ultimate value of the award is linked directly to the value of our common stock. In 2016, the Compensation Committee, the Board and our shareholders approved the 2016 Plan. Although the terms of the Phantom Stock Plans will continue to govern all awards under such plans, the 2016 Plan now serves as our primary equity incentive plan. It is important that our officers have financial interests that are aligned with the long-term interests of our Company and its shareholders.

•	Alignment with Shareholder Interests

▪	Our compensation policies are designed to attract, motivate and retain key executives who are critical to our success.

▪	The PIP links a significant portion of executive compensation directly to our profitability.

▪	The RSAs under the 2016 Plan link a portion of executive compensation directly to Company performance and the creation of long-term shareholder value.

•	Severance and change in control agreements do not include gross-ups for excise taxes.

▪
Our securities trading policy prohibits hedging or pledging of our securities by directors, officers and employees. The policy also prohibits directors, officers and employees from holding our securities in margin accounts or pledging our securities for a loan.

▪
Our Stock Ownership Policy, which was effective upon shareholder approval of the 2016 Plan, subjects our directors, executive officers and other officers to minimum stock ownership and equity retention requirements.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement for a more thorough discussion of our compensation philosophy, which is designed to align our key executives' compensation with both our business objectives and the interests of our shareholders. We also recommend that our shareholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included under the caption “Executive Compensation” in this proxy statement.

For the reasons stated above, the Board recommends that our shareholders vote “for” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Old Dominion's named executive officers, as disclosed in the proxy statement for our 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – VOTE, ON AN ADVISORY BASIS, ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are once again providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, on whether the advisory vote on the compensation of our named executive officers should be held every one year, two years or three years. At our 2011 annual meeting, a majority of our shareholders voted for an annual advisory vote, and we have conducted annual advisory votes at every subsequent annual meeting.

Our Board of Directors is mindful that changes to our compensation philosophy should withstand thoughtful and thorough evaluation and that certain components of executive compensation are long-term in nature and require an evaluation period greater than one year. However, our Board and Compensation Committee consider direct, frequent and timely input from our shareholders on matters of executive compensation to be an important factor in evaluating our compensation philosophy. The Board has determined that an annual advisory vote on executive compensation will permit our shareholders to continue to provide direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. After the Annual Meeting, shareholders will next have the opportunity to vote, on a non-binding, advisory basis, on the frequency of the say-on-pay vote no later than our 2023 Annual Meeting.

Under Virginia law, other than with respect to the election of directors, action on a matter is approved, assuming a quorum exists, if the votes cast favoring the matter exceed the votes cast opposing the matter, unless our Articles of Incorporation or Virginia law require a greater number of affirmative votes. However, because of the nature of this proposal, the frequency receiving the greatest number of votes cast will be considered the frequency recommended by our shareholders. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. The Board values our shareholders’ opinions, however, and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “1 YEAR” AS
THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (as defined above, "EY") to serve as our independent registered public accounting firm for the year ending December 31, 2017. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of EY to the shareholders for ratification as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment of EY, the Audit Committee will consider whether to appoint another independent registered public accounting firm for the year ending December 31, 2017. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

To be approved, the number of votes cast “for” this proposal must exceed the votes cast “against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES

EY charged the following fees for services relating to fiscal years 2016 and 2015:

Category of Service	Fiscal Year 2016 ($)	Fiscal Year 2015 ($)
Audit Fees	808,000	770,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,505	—
Total	809,505	770,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered by EY for the audits of our financial statements for fiscal years 2016 and 2015, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the audit of our internal control over financial reporting.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by EY that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by EY for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by EY that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Our engagement of EY to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy. This policy is described under "Corporate Governance - Audit Committee Pre-Approval Policies and Procedures" above.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2016, without charge, from our website, http://www.odfl.com/Financials/annualReports.faces, or by writing to Adam N. Satterfield, Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of those exhibits may be obtained upon payment of copying charges.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: Adam N. Satterfield, Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary or by contacting us at (336) 889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

DEADLINE FOR SHAREHOLDER PROPOSALS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2018 Annual Meeting in accordance with Exchange Act Rule 14a-8 must ensure that the proposal is received by us at our principal executive offices no later than December 18, 2017.

In addition to any other applicable requirements, for business to be properly brought before the 2018 Annual Meeting by a shareholder, even if the proposal or proposed director candidate is not to be included in our proxy statement, our bylaws provide that the shareholder must give timely advance notice of such business in writing to our Secretary. Such notice must be given, either by personal delivery or by certified mail addressed to our Secretary, at our principal office and received at least 120 days and not more than 150 days prior to the first anniversary of the date that we mailed our proxy materials for the 2017 Annual Meeting. As a result, such proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on November 18, 2017 and no later than the close of business on December 18, 2017.

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the notice must contain: (i) the name and address, as they appear on our stock transfer books, of such shareholder proposing such business; (ii) the name and address of such beneficial owner, if any; (iii) a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring the business specified in the notice before the meeting; (iv) the class and number of shares of our stock beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; and (v) a description of any agreement that has been entered into by or on behalf of the shareholder or any of its affiliates or associates, the intent of which is to mitigate loss, manage risks or benefit from changes in the share price of our stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of our stock.

As to each item of business, the notice must contain: (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented at the 2018 Annual Meeting and the reasons therefor; (ii) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person(s) (including their names) in connection with the proposal of such business by the shareholder; (iii) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement; and (iv) any material interest of the shareholder or beneficial owner, if any, in such business. In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under the caption “Corporate Governance – Director Nominations” in this proxy statement. If written notice is not timely or properly given, we may exclude the proposal or proposed director candidate from consideration at the meeting.

By Order of the Board of Directors

Ross H. Parr
Senior Vice President - Legal Affairs,
General Counsel and Secretary

Thomasville, North Carolina
April 17, 2017

OLD DOMINION FREIGHT LINE, INC.
ATTN: ADAM SATTERFIELD, CFO
500 OLD DOMINION WAY
THOMASVILLE, NC 27360

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 16, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17722-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OLD DOMINION FREIGHT LINE, INC.

The Board of Directors recommends that you vote FOR ALL on the following proposal:	For All	Withhold All	For All Except
1. Election of nine directors named below to the Company's Board of Directors for one-year terms and until their respective successors have been elected and qualified, as set forth in the accompanying proxy statement.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Earl E. Congdon
02) David S. Congdon
03) John R. Congdon, Jr.
04) Robert G. Culp, III
05) Bradley R. Gabosch
06) Patrick D. Hanley
07) John D. Kasarda
08) Leo H. Suggs
09) D. Michael Wray

The Board of Directors recommends that you vote FOR the following proposal:	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends that you vote for 1 Year on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Vote, on an advisory basis, on the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:	For	Against	Abstain
4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

These shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Wednesday, May 17, 2017, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.

PLEASE SIGN AND SEND IN YOUR PROXY

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2016.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

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E17723-TBD

OLD DOMINION FREIGHT LINE, INC.
Annual Meeting of Shareholders on May 17, 2017, 10:00 A.M. EDT
This proxy is solicited on behalf of the Board of Directors
and will be voted as properly specified by the shareholder.

The undersigned shareholder(s) of Old Dominion Freight Line, Inc. designates Earl E. Congdon, David S. Congdon and Ross H. Parr, and any of them, with full power to act alone, agents and proxies to vote the shares of the undersigned at the Annual Meeting of Shareholders, Wednesday, May 17, 2017 at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof, as designated on the reverse side.

Please sign the proxy printed on the other side and return it at once unless you are a registered shareholder and expect to attend the meeting in person. The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if properly executed and returned, will be voted "for" the election of each of the director nominees identified herein, "for" each of proposals 2 and 4, and for "1 Year" on proposal 3, if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents and proxies named above. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy by properly voting at the annual meeting or otherwise delivering a later-dated proxy.

Continued and to be signed on reverse side

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